UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material under Rule 14a-12

INSPERITY, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Paul J. Sarvadi

Chairman of the Board

and Chief Executive Officer

April 6, 2013

Dear Stockholder:

On behalf of your Board of Directors and management, you are cordially invited to attend the Annual Meeting of Stockholders to be held at Insperity’s Corporate Headquarters, Centre I in the Auditorium, located at 22900 Hwy. 59 N. (Eastex Freeway), Kingwood, Texas 77339, on May 14, 2013, at 3:00 p.m.

It is important that your shares are represented at the meeting. Whether or not you plan to attend the meeting, please complete and return the enclosed proxy card in the accompanying envelope or vote using the telephone or Internet procedures that may be provided to you. Please note that voting using any of these methods will not prevent you from attending the meeting and voting in person.

You will find information regarding the matters to be voted on at the meeting in the following pages. Our 2012 Annual Report to Stockholders is also enclosed with these materials.

Your interest in Insperity is appreciated, and we look forward to seeing you on May 14th.

Sincerely,

/s/ Paul J. Sarvadi

Paul J. Sarvadi

Chairman of the Board and Chief Executive Officer

INSPERITY, INC.

A Delaware Corporation

19001 Crescent Springs Drive

Kingwood, Texas 77339-3802

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held May 14, 2013

Kingwood, Texas

The Annual Meeting of the Stockholders of Insperity, Inc., a Delaware corporation (the “Company”), will be held at the Company’s Corporate Headquarters in Centre I in the Auditorium, located at 22900 Hwy. 59 N. (Eastex Freeway), Kingwood, Texas 77339, on May 14, 2013, at 3:00 p.m. (Central Daylight Time), for the following purposes:

1.	To elect three Class III directors to serve until the 2016 Annual Meeting of Stockholders or until their successors have been elected and qualified;

2.	To cast an advisory vote to approve the Company’s executive compensation (“say-on-pay” vote);

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013; and

4.	To cast a vote on a stockholder proposal regarding majority voting in director elections.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 14, 2013 : A full set of all proxy materials is enclosed with this Notice. Additionally, the Company’s Proxy Statement, Annual Report and other proxy materials are available at www.insperity.com/Annual Meeting.

Only stockholders of record at the close of business on March 15, 2013, are entitled to notice of, and to vote at, the meeting.

It is important that your shares be represented at the Annual Meeting of Stockholders regardless of whether you plan to attend. Therefore, please mark, sign, date and return the enclosed proxy. If you are present at the meeting, and wish to do so, you may revoke the proxy and vote in person.

By Order of the Board of Directors

/s/ Daniel D. Herink

Daniel D. Herink

Senior Vice President of Legal,

General Counsel and Secretary

April 6, 2013

Kingwood, Texas

INSPERITY, INC.

A Delaware Corporation

19001 Crescent Springs Drive

Kingwood, Texas 77339-3802

PROXY STATEMENT

FOR THE

ANNUAL MEETING OF STOCKHOLDERS OF

INSPERITY, INC.

TO BE HELD ON TUESDAY, MAY 14, 2013

Solicitation

The accompanying proxy is solicited by the Board of Directors (“the Board”) of Insperity, Inc., a Delaware corporation (the “Company” or “Insperity”), for use at the 2013 Annual Meeting of Stockholders to be held on May 14, 2013, and at any reconvened meeting after an adjournment thereof. The Annual Meeting of Stockholders will be held at 3:00 p.m. (Central Daylight Time), at the Company’s Corporate Headquarters, Centre I in the Auditorium located at 22900 Hwy. 59 N. (Eastex Freeway), Kingwood, Texas 77339.

Voting Information

You may vote in one of four ways:

•	by attending the meeting and voting in person;
•	by signing, dating and returning your proxy in the envelope provided;
•	by submitting your proxy on the Internet at the address listed on your proxy card; or
•	by submitting your proxy using the toll-free telephone number listed on your proxy card.

For stockholders of record, if your shares are held in an account at a brokerage firm or bank, you may submit your voting instructions by signing and timely returning the enclosed voting instruction form, by Internet at the address shown on your voting instruction form, by telephone using the toll-free number shown on that form, or by providing other proper voting instructions to the registered owner of your shares. If shares are held in street name through a broker and the broker is not given direction on how to vote, the broker will not have discretion to vote such shares on non-routine matters, including the election of directors.

For stockholders of record, if you either return your signed proxy or submit your proxy using the Internet or telephone procedures that may be available to you, your shares will be voted as you direct. If the accompanying proxy is properly executed and returned, but no voting directions are indicated thereon, the shares represented thereby will be voted FOR the election as directors of the nominees listed herein, FOR proposals 2 and 3, and AGAINST proposal 4. In addition, the proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the Annual Meeting of Stockholders. The Board is not currently aware of any such other matters. Any stockholder of record giving a proxy has the power to revoke it at any time before it is voted by: (i) submitting written notice of revocation to the Secretary of the Company at the address listed above; (ii) submitting another proxy that is properly signed and later dated; (iii) submitting a proxy again on the Internet or by telephone; or (iv) voting in person at the Annual Meeting. Stockholders who hold their shares through a nominee or broker are invited to attend the meeting but must obtain a signed proxy from the broker in order to vote in person.

The Company pays the expense of preparing, printing and mailing proxy materials to our stockholders. Proxies may be solicited personally or by telephone by officers or employees of the Company, none of whom will receive additional compensation. We will also reimburse brokerage houses and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of our Common Stock.

The approximate date on which this proxy statement and the accompanying proxy card will first be sent to stockholders is April 6, 2013.

At the close of business on March 15, 2013, the record date for the determination of stockholders of the Company entitled to receive notice of, and to vote at, the 2013 Annual Meeting of Stockholders or any reconvened meeting after an adjournment thereof, 25,585,855 shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), were outstanding. Each share of Common Stock is entitled to one vote upon each of the matters to be voted on at the meeting. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is required for a quorum. If a quorum is present at the meeting, under the Company’s Bylaws, action on a matter (other than the election of directors) shall be approved if the votes cast in favor of the matter exceed the votes cast opposing the matter. Directors of the Company shall be elected by a plurality of the votes cast. In determining the number of votes cast, shares abstaining from voting or not voted on a matter will not be treated as votes cast. Accordingly, although proxies containing broker non-votes (which result when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner and when the broker does not otherwise have discretionary power to vote on a particular matter) are considered “shares present” in determining whether there is a quorum present at the Annual Meeting, they are not treated as votes cast with respect to the election of directors, and thus will not affect the outcome of the voting on the election of directors or any of the other proposals on non-routine matters to be voted on at the annual meeting. However, a broker holding shares for a beneficial owner will have the discretion to vote such shares for a beneficial owner with respect to routine matters, including the ratification of the appointment of the Company’s independent registered public accounting firm.

SECURITY OWNERSHIP

The table below sets forth, as of March 15, 2013, certain information with respect to the shares of Common Stock beneficially owned by: (i) each person known by the Company to beneficially own 5% or more of the Company’s Common Stock; (ii) each director and director nominee of the Company; (iii) each of the executive officers of the Company identified in the Summary Compensation Table on page 26; and (iv) all directors, director nominees and executive officers of the Company as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership [1]		Percent of Class

Michael W. Brown	29,233		*
Jack M. Fields, Jr.	7,582		*
Eli Jones	27,780		*
Paul S. Lattanzio	72,776		*
Gregory E. Petsch	11,780		*
Richard G. Rawson	727,681	[2]	2.84%
Paul J. Sarvadi	1,830,048	[3]	7.14%
Austin P. Young	43,429		*
A. Steve Arizpe	175,692	[4]	*
Jay E. Mincks	59,324		*
Douglas S. Sharp	46,355		*
BlackRock, Inc.	1,691,399	[5]	6.61%
Columbia Wanger Asset Management	1,987,000	[6]	7.77%
Stadium Capital Management, LLC	2,498,321	[7]	9.76%
Parnassus Investments	1,564,356	[8]	6.11%
The Vanguard Group	1,315,650	[9]	5.14%
Executive Officers and Directors as a Group (12 Persons)	3,084,802		12.06%

* Represents less than 1%.

1

Except as otherwise indicated, each of the stockholders has sole voting and investment power with respect to the securities shown to be owned by such stockholder. The address for each officer and director is in care of Insperity, Inc., 19001 Crescent Springs Drive, Kingwood, Texas 77339-3802.

The number of shares of Common Stock beneficially owned by each person includes options exercisable on March 15, 2013, or within 60 days after March 15, 2013, and excludes options not exercisable within 60 days after March 15, 2013 (currently there are no unvested stock options). The number of shares of Common Stock beneficially owned by each person also includes unvested shares of restricted stock as of March 15, 2013. Each owner of restricted stock has the right to vote his or her shares but may not transfer them until they have vested.

	Options
Name of Beneficial Owner	Exercisable	Not Exercisable	Unvested Restricted Stock
Michael W. Brown	20,513	—	—
Jack M. Fields, Jr.	6,517	—	—
Eli Jones	14,867	—	—
Paul S. Lattanzio	—	—	—
Gregory E. Petsch	5,000	—	—
Austin P. Young	7,813	—	—
Richard G. Rawson	—	—	48,000
Paul J. Sarvadi	34,091	—	77,467
A. Steve Arizpe	44,200	—	48,000
Jay E. Mincks	—	—	48,000
Douglas S. Sharp	—	—	28,000

2

Includes 300,926 shares owned by the RDKB Rawson LP, 266,762 shares owned by the R&D Rawson LP, and 350 shares owned by Dawn M. Rawson (spouse). Mr. Rawson shares voting and investment power over all such shares with his wife, except for 350 shares owned by his wife.

3

Includes 1,025,206 shares owned by Our Ship Limited Partnership, Ltd., 506,973 shares owned by the Sarvadi Children’s Limited Partnership, 244,134 shares owned by Paul J. Sarvadi and Vicki D. Sarvadi, JT WROS and 19,644 shares owned by six education trusts established for the benefit of the children of Paul J. Sarvadi. Mr. Sarvadi shares voting and investment power over all such shares with his wife, Vicki D. Sarvadi. Also includes 320,000 shares pledged to banks as collateral for loans. The Board determined the amount of shares pledged by Mr. Sarvadi was insignificant under the pledging policy adopted by the Board on February 19, 2013 (see page 10 in the Corporate Governance Section.)

4	Includes 131,491 shares owned by A. Steve Arizpe and Charissa Arizpe (spouse). Mr. Arizpe shares voting and investment power over all such shares with his wife.

5

Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 4, 2013. BlackRock, Inc. reported sole voting and dispositive power with respect to 1,691,399 shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

6

Based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2013. Columbia Wanger Asset Management, LLC reported sole voting power with respect to 1,820,000 shares and sole dispositive power with respect to 1,987,000 shares and Columbia Acorn Fund reported sole voting and dispositive power with respect to 1,800,000 shares. The address of Columbia Wanger Asset Management, LLC and Columbia Acorn Fund is 311 S. Wacker Dr., Chicago, IL 60606.

7

Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2013. Stadium Capital Management, LLC reported shared voting and dispositive power with respect to 2,498,321 shares with Alexander M. Seaver and Bradley R. Kent and shared voting and dispositive power with respect to 2,310,646 shares with Stadium Capital Partners, L.P. The address of Stadium Capital Management, LLC is 199 Elm Street, New Canaan, CT 06840.

8

Based on a Schedule 13G filed with the Securities and Exchange Commission on February 8, 2013. Parnassus Investments reported sole voting and dispositive power with respect to 1,564,356 shares. The address of Parnassus Investments is One Market Street, San Francisco, CA 94105.

9 Based on a Schedule 13G filed with the Securities and Exchange Commission on February 7, 2013. The Vanguard Group reported sole voting power with respect to 35,232 shares; sole dispositive power with respect to 1,281,618 shares; and shared dispositive power with respect to 34,032 shares with Vanguard Fiduciary Trust Company. The address of the Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

General

The Company’s Certificate of Incorporation and Bylaws provide that the number of directors on the Board shall be fixed from time to time by the Board but shall not be less than three nor more than 15 persons. The number of members constituting the Board is currently fixed at eight.

In accordance with the Certificate of Incorporation of the Company, the members of the Board are divided into three classes and are elected for a term of office expiring at the third succeeding annual stockholders’ meeting following their election to office, or until a successor is duly elected and qualified. The Certificate of Incorporation also provides that such classes shall be as nearly equal in number as possible. The terms of office of the Class I, Class II and Class III directors expire at the Annual Meeting of Stockholders in 2014, 2015 and 2013, respectively.

The term of office of each of the current Class III directors expires at the time of the 2013 Annual Meeting of Stockholders, or as soon thereafter as their successors are elected and qualified. Messrs. Fields, Lattanzio and Rawson have been nominated to serve additional three-year terms as Class III directors. All nominees have consented to be named in this proxy statement and to serve as a director if elected.

It is the intention of the person or persons named in the accompanying proxy card to vote for the election of all nominees named below unless a stockholder has withheld such authority. The affirmative vote of a plurality of the votes cast by holders of the Common Stock present in person or by proxy at the 2013 Annual Meeting of Stockholders is required for election of the nominees. Abstentions and broker non-votes will be deemed votes not cast.

If, at the time of or prior to the 2013 Annual Meeting of Stockholders, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes designated by the Board. The Board has no reason to believe that any substitute nominee or nominees will be required. No proxy will be voted for a greater number of persons than the number of nominees named herein.

Nominees — Class III Directors (For Terms Expiring at the 2016 Annual Meeting)

Jack M. Fields, Jr.  Mr. Fields, age 61, joined the Company as a Class III director in January 1997 following his retirement from the United States House of Representatives, where he served for 16 years. Mr. Fields is a member of the Company’s Compensation Committee and the Nominating and Corporate Governance Committee. During 1995 and 1996, Mr. Fields served as chairman of the House Telecommunications and Finance Subcommittee, which has jurisdiction and oversight over the Federal Communications Commission and the Securities and Exchange Commission (the “SEC”). Mr. Fields has been chief executive officer of the Twenty-First Century Group in Washington, D.C. since January 1997. He serves on the Board of Directors for Invesco Mutual Funds (formerly AIM Mutual Funds), and also serves or has served as a director, trustee or advisor of several private business, civic or charitable organizations. Mr. Fields earned a Bachelor of Arts degree in 1974 from Baylor University and graduated from Baylor Law School in 1977.

Mr. Fields brings extensive governmental affairs and regulatory experience and expertise to the Board. His prior experience in the United States House of Representatives, including his role as chairman of the committee that had oversight over the SEC, and his service as chief executive officer with a Washington, D.C. based political consulting firm bring important governmental affairs and regulatory perspectives to the Board. Additionally, Mr. Fields’ background and accomplishments demonstrate his leadership, and his service as a director of the Invesco Mutual Funds provides us with additional valuable perspective on issues affecting the Company.

Paul S. Lattanzio.  Mr. Lattanzio, age 49, has been a Class III director of the Company since 1995. He is a member of the Company’s Finance, Risk Management and Audit Committee and the Nominating and Corporate Governance Committee. Mr. Lattanzio has been president of Star Avenue Capital, LLC since May 2010. Prior to that, he most recently served as a senior managing director and head of Bear Growth Capital Partners, a private equity group, from July 2003 to January 2009. He served as a managing director for TD Capital Communications Partners (f/k/a Toronto Dominion Capital), a venture capital investment firm, from July 1999 until July 2002. From February 1998 to March 1999, he was a co-founder and senior managing director of NMS Capital Management, LLC, a $600 million private equity fund affiliated with NationsBanc Montgomery Securities. Prior to NMS Capital, Mr. Lattanzio served in several positions with various affiliates of Bankers Trust New York Corporation for over 13 years, most recently as a managing director of BT Capital Partners, Inc. Mr. Lattanzio has experience in a variety of investment banking disciplines, including mergers and acquisitions, private placements and restructuring. Mr. Lattanzio received his Bachelor of Science degree in Economics with honors from the University of Pennsylvania’s Wharton School of Business in 1984.

Mr. Lattanzio brings extensive financial and investment banking experience and business acumen to the Board. His broad experience with several investment firms and private equity groups, including his current experience as the president of Star Avenue Capital, LLC, brings an important perspective to the Board on issues concerning the Company’s strategic initiatives.

Richard G. Rawson.  Mr. Rawson, age 64, President of the Company and the majority of its subsidiaries, is a Class III director and has been a director of the Company since 1989. He has been president since August 2003. Before being elected president, he served as executive vice president of administration, chief financial officer and treasurer of the Company from February 1997 until August 2003. Prior to that, he served as senior vice president, chief financial officer and treasurer of the Company since 1989. Prior to joining the Company in 1989, Mr. Rawson served as a senior financial officer and controller for several companies in the manufacturing and seismic data processing industries. He has served the National Association of Professional Employer Organizations (“NAPEO”) as president, first vice president, second vice president and treasurer, as well as chairman of the Accounting Practices Committee. Mr. Rawson has a Bachelor of Business Administration degree in Finance from the University of Houston and currently serves as chairman of the Dean’s Advisory Board for the C.T. Bauer College of Business.

Mr. Rawson brings financial and operational experience to the Board. His lengthy service as president of the Company, as well as his prior service as chief financial officer and treasurer of the Company, provide in-depth knowledge and insight of Company operations and financial matters to the Board.

The Board recommends that stockholders vote “For” all of the nominees listed above, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

Directors Remaining in Office

Michael W. Brown.  Mr. Brown, age 67, joined the Company as a Class I director in November 1997. He is a member of the Company’s Finance, Risk Management and Audit Committee and the Nominating and Corporate Governance Committee. Mr. Brown is the past chairman of the NASDAQ Stock Market Board of Directors and a past governor of the National Association of Securities Dealers. Mr. Brown joined Microsoft Corporation in 1989 as its treasurer and became its chief financial officer in 1993, in which capacity he served until his retirement in July 1997. Prior to joining Microsoft, Mr. Brown spent 18 years with Deloitte & Touche LLP. Mr. Brown is also a director of EMC Corporation, Stifel Financial Corporation and VMware, Inc. and serves on the audit committees of EMC Corporation and VMware, Inc. Mr. Brown also serves or has served as a director, trustee or advisor of several private businesses, civic or charitable organizations. Mr. Brown holds a Bachelor of Science degree in Economics from the University of Washington in Seattle.

Mr. Brown brings to the Board substantial financial expertise that includes an extensive knowledge of the complex financial and operational issues affecting large companies, and a deep understanding of accounting principles and financial reporting rules and regulations. His prior experience in public accounting and as a chief financial officer of a global technology company brings an important perspective to the Board. Mr. Brown also serves on the boards and audit committees of multiple publicly traded companies in both the technology and financial services sectors, which provides us with valuable insight on technological and strategic issues affecting the Company. Mr. Brown’s prior service as chairman of the NASDAQ Stock Market Board of Directors and as a past governor of the National Association of Securities Dealers provides experience with issues affecting a publicly traded company as well as demonstrating Mr. Brown’s leadership and business acumen.

Eli Jones.  Dr. Jones, age 51, joined the Company as a Class I director in April 2004. He is chairman of the Company’s Compensation Committee and a member of the Nominating and Corporate Governance Committee. Dr. Jones is the Dean of the Sam M. Walton College of Business at the University of Arkansas and holder of the Sam M. Walton Leadership Chair in Business. Prior to joining the faculty at the University of Arkansas, he was Dean of the E. J. Ourso

College of Business and Ourso Distinguished Professor of Business at Louisiana State University (“LSU”) from 2008 to 2012; Professor of Marketing and Associate Dean at the C.T. Bauer College of Business at the University of Houston from 2007 to 2008; an Associate Professor of Marketing from 2002 to 2007; and an assistant professor from 1997 until 2002. He taught at Texas A&M University for several years before joining the faculty of the University of Houston. Dr. Jones served as the executive director of the Program for Excellence in Selling and the founding director of the Sales Excellence Institute at the University of Houston from 1997 to 2007. Before becoming a professor, he worked in sales and sales management for three Fortune 100 companies: Quaker Oats, Nabisco and Frito-Lay. Dr. Jones is also a director at Arvest Bank. He received his Bachelor of Science degree in Journalism in 1982, his MBA in 1986, and his Ph.D. in 1997, all from Texas A&M University.

Dr. Jones brings to the Board significant experience and cutting-edge knowledge and expertise. He is considered a “sales scientist” in that he conducts and publishes cutting-edge research in sales, sales management, marketing strategy, leadership and customer relationship management based on data from organizations world-wide, which are areas critical to the Company. Dr. Jones is able to draw upon his research to provide the Board knowledge with respect to the Insperity sales force. Dr. Jones’ prior service as Dean of the E. J. Ourso College of Business and Ourso Distinguished Professor of Business at LSU and his current position as Dean of the Sam M. Walton College of Business at the University of Arkansas and holder of the Sam M. Walton Leadership Chair in Business demonstrate his leadership and broad-based business acumen.

Gregory E. Petsch.  Mr. Petsch, age 62, joined the Company as a Class I director in October 2002. He is chairman of the Company’s Nominating and Corporate Governance Committee and a member of the Compensation Committee. Mr. Petsch retired from Compaq Computer Corporation in 1999 where he had held various positions since 1983, most recently as senior vice president of Worldwide Manufacturing and Quality beginning in 1991. Prior to joining Compaq, he worked for 10 years for Texas Instruments. Mr. Petsch serves or has served as a director, trustee or advisor of several private business, civic or charitable organizations. In 1992, Mr. Petsch was voted Manufacturing Executive of the Year by Upside Magazine, and from 1993 to 1995, he was nominated Who’s Who of Global Business Leaders. He is founder and president of Petsch Foundation, Inc. He earned a Bachelor of Business Technology degree from the University of Houston in 1978.

Mr. Petsch brings to the Board extensive operational expertise and business experience. His prior experience as a senior vice president of Worldwide Manufacturing and Quality, as well as his other positions with Compaq and Texas Instruments, provides the Board with additional insight into technology and business issues affecting the Company.

Paul J. Sarvadi.  Mr. Sarvadi, age 56, Chairman of the Board and Chief Executive Officer and co-founder of the Company and its subsidiaries, is a Class II director and has been a director since the Company’s inception in 1986. He has also served as the chairman of the board and chief executive officer of the Company since 1989 and as president of the Company from 1989 until August 2003. He attended Rice University and the University of Houston prior to starting and operating several small companies. Mr. Sarvadi has served as president of NAPEO and was a member of its Board of Directors for five years. In 2001, Mr. Sarvadi was selected as the 2001 National Ernst & Young Entrepreneur of the Year® for service industries. In 2004, he received the Conn Family Distinguished New Venture Leader Award from Mays Business School at Texas A&M University. In 2007, he was inducted into the Texas Business Hall of Fame.

Mr. Sarvadi brings substantial business and operational experience to the Board, including an extensive knowledge of sales, customer relationships, and issues affecting small to medium-sized businesses. Mr. Sarvadi’s role as a co-founder of the Company and lengthy service as chief executive officer of the Company provide to the Board extensive knowledge and insight of our operations and issues affecting the Company as well as the broader professional employer organization (“PEO”) industry. Mr. Sarvadi’s previous experience starting and operating several small businesses, as well as his frequent interaction with the Company’s clients, provide valuable insight to the challenges facing small to medium-sized businesses, which is a principal focus of the Company.

Austin P. Young.  Mr. Young, age 72, joined the Company as a Class II director in January 2003. He is chairman of the Company’s Finance, Risk Management and Audit Committee and a member of the Nominating and Corporate Governance Committee. Mr. Young served as senior vice president, chief financial officer and treasurer of CellStar Corporation from 1999 to December 2001, when he retired. From 1996 to 1999, he served as executive vice president - finance and administration of Metamor Worldwide, Inc. Mr. Young also held the position of senior vice president and chief financial officer of American General Corporation for over eight years and was a partner in the Houston and New York offices of KPMG before joining American General. Mr. Young currently serves as a director and chairman of the Audit Committees of Tower Group International, Ltd. and Amerisafe, Inc. He is a member of the Houston and State Chapters of the Texas Society of CPAs, the American Institute of CPAs, and the Financial Executives International. He holds an accounting degree from The University of Texas.

Mr. Young brings extensive financial and accounting experience to the Board. His prior experience as a partner in an international accounting firm, as a senior financial officer of large companies, and his service on the audit committees of publicly traded companies provide Mr. Young with a thorough understanding of generally accepted accounting principles and financial statements. Additionally, Mr. Young’s prior experience provides a solid background for him to advise and consult with the Board on financial and audit-related matters as chairman of the Finance, Risk Management and Audit Committee, and to serve as the designated audit committee financial expert of the Finance, Risk Management and Audit Committee. Mr. Young’s service on other boards and his extensive knowledge of the Company and its business provide us with additional valuable perspective on issues affecting the Company.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Insperity has adopted Corporate Governance Guidelines, which include guidelines for, among other things, director responsibilities, qualifications and independence. The Board continually monitors developments in corporate governance practices and regulatory changes and periodically assesses the adequacy of and modifies its Corporate Governance Guidelines and committee charters as warranted in light of such developments. You can access the Company’s Corporate Governance Guidelines in their entirety on the Company’s website at www.insperity.com in the Corporate Governance section under the Investor Relations tab.

On an annual basis, each director and executive officer is obligated to complete a questionnaire that requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest.

Determinations of Director Independence

Under rules of the New York Stock Exchange (the “NYSE”), the Company must have a majority of independent directors. No board member qualifies as independent unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). In evaluating each director’s independence, the Board considered all relevant facts and circumstances, and relationships and transactions between each director, her or his family members or any business, charity or other entity in which the director has an interest on the one hand, and the Company, its affiliates, or the Company’s senior management on the other. As a result of this review, at its meeting held on February 19, 2013, the Board affirmatively determined that all of the Company’s directors are independent from the Company and its management, with the exception of Messrs. Sarvadi and Rawson, both of whom are members of the senior management of the Company.

The Board has considered what types of disclosure should be made relating to the process of determining director independence. To assist the Board in making disclosures regarding its determinations of independence, in 2004, the Board adopted categorical standards as contemplated under the listing standards of the NYSE then in effect. Under the rules then in effect, relationships that were within the categorical standards were not required to be disclosed in the proxy statement and their impact on independence was not required to be separately discussed, although the categorical standards, by themselves, did not determine the independence of a particular director. The Board considers all relevant facts and circumstances in determining whether a director is independent. A relationship satisfies the categorical standards adopted by the Board if it:

•	is not a relationship that would preclude a determination of independence under Section 303A.02(b) of the NYSE Listed Company Manual;

•

consists of charitable contributions made by Insperity to an organization where a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last three years; and

•	is not required to be, and it is not otherwise, disclosed in Insperity’s annual proxy statement.

In the course of the Board’s determination regarding the independence of directors other than Messrs. Sarvadi and Rawson, it considered all transactions, relationships and arrangements in which such directors and Insperity were participants. In particular, with respect to each of the most recent three fiscal years, the Board evaluated, with respect to

Mr. Fields, Insperity’s provision of PEO-related services to companies owned by Mr. Fields and, with respect to Dr. Jones, its employment of Dr. Jones’ daughter. The Board has determined that these relationships are not material. In making this determination with respect to Mr. Fields, the Board considered the fact that his companies pay Insperity comprehensive service fees on the same basis as all other clients, and payments net of payroll costs made by his companies were less than 0.1% of Insperity’s revenues in each of the last three fiscal years. In making this determination with respect to Dr. Jones, the Board considered that Dr. Jones’ daughter was employed in a sales associate role, did not have management responsibilities, and her salary was between the 25th and 75th percentile for the position. Dr. Jones’ daughter was no longer employed by the Company effective March 2013.

Selection of Nominees for the Board of Directors

Identifying Candidates

The Nominating and Corporate Governance Committee solicits ideas for potential candidates for membership on the Board from a number of sources including members of the Board, executive officers of the Company, individuals personally known to the members of the Board, and research. The Nominating and Corporate Governance Committee also has sole authority to select and compensate a third-party executive search firm to help identify candidates, if it deems advisable. In addition, the Nominating and Corporate Governance Committee will consider candidates for the Board submitted by stockholders. Any such submissions should include the candidate’s name and qualifications for Board membership and should be directed to the Corporate Secretary of Insperity at 19001 Crescent Springs Drive, Kingwood, Texas 77339. Although the Nominating and Corporate Governance Committee does not require the stockholder to submit any particular information regarding the qualifications of the stockholder’s candidate, the level of consideration that the Nominating and Corporate Governance Committee will give to the stockholder’s candidate will be commensurate with the quality and quantity of information about the candidate that the stockholder makes available to the Committee. The Nominating and Corporate Governance Committee will consider all candidates identified through the processes described above, and will evaluate each of them on the same basis.

In addition, the Bylaws of the Company permit stockholders to nominate directors for election at an annual stockholders meeting whether or not such nominee is submitted to and evaluated by the Nominating and Corporate Governance Committee. To nominate a director using this process, the stockholder must follow the procedures described under “Additional Information – Advance Notice Required for Stockholder Nominations and Proposals” on page 40.

Evaluating Candidates

Each candidate must meet certain minimum qualifications, including:

•	the ability to represent the interests of all stockholders of the Company and not just one particular constituency;

•	independence of thought and judgment;

•	the ability to dedicate sufficient time, energy and attention to the performance of her or his duties, taking into consideration the prospective nominee’s service on other public company boards; and

•

skills and expertise that are complementary to the existing Board members’ skills; in this regard, the Board will consider the Board’s need for operational, sales, management, financial, governmental or other relevant expertise.

In addition, the Nominating and Corporate Governance Committee considers other qualities that it may deem to be desirable from time to time, such as the extent to which the prospective nominee contributes to the diversity of the Board — with diversity being construed broadly to include a variety of perspectives, opinions, experiences and backgrounds. However, diversity is just one factor that the Nominating and Corporate Governance Committee may consider, and the Board does not have any particular policy with regard to diversity. The Nominating and Corporate Governance Committee may also consider the ability of the prospective nominee to work within the then-existing interpersonal dynamics of the Board and her or his ability to contribute to the collaborative culture among Board members.

Based on this initial evaluation, the chairman of the Nominating and Corporate Governance Committee will determine whether to interview the nominee, and if warranted, will recommend that one or more members of the Nominating and Corporate Governance Committee, other members of the Board and senior management, as appropriate, interview the nominee in person or by telephone. After completing this evaluation and interview process, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation of the Nominating and Corporate Governance Committee.

Board of Directors Leadership

The Company does not have a policy with respect to whether the positions of chairman of the Board and chief executive officer (“CEO”) should be held by the same person or two separate individuals, and believes that it is in the best interest of the Company to consider that question from time to time in the context of succession planning. At this time, the Board believes that it is in the best interest of the Company and an appropriate leadership structure to have the CEO also serve as chairman of the board. Combining the CEO and chairman of the board roles provides an efficient and effective leadership model that promotes unambiguous accountability and alignment on corporate strategy. Mr. Sarvadi co-founded the Company in 1986 and has served as chairman of the board and CEO since 1989. The Board believes that Mr. Sarvadi’s intimate knowledge of the daily operations of and familiarity with the Company and industry put him in the best position to provide leadership to the Board on setting the agenda, emerging issues facing the Company and the PEO industry and strategic opportunities. Additionally, Mr. Sarvadi’s substantial financial stake in the Company creates a strong alignment of interests with the other stockholders. Mr. Sarvadi’s combined roles also ensure that a unified message is conveyed to stockholders, employees and clients.

During 2012, the Board amended the Company’s Corporate Governance Guidelines to establish the position of lead independent director. Mr. Petsch, as chairman of the Nominating and Corporate Governance Committee, is currently the lead independent director. The lead independent director has the following responsibilities in addition to the regular duties of a director:

•	Prepare and set the agenda for and chair executive sessions of the outside directors;

•	Call or convene executive sessions of the outside directors;

•	Authority to set the agenda for meetings of the Board;

•	Preside at all meetings of the Board where the chairman of the board is not present or has a potential conflict of interest;

•	Serve as liaison and facilitate communications between the independent directors and the chairman of the board and CEO;

•	Consult with the chairman of the board and CEO on matters relating to corporate governance and performance of the Board; and

•	Collaborate with the rest of the Nominating and Corporate Governance Committee on possible director conflicts of interest or breaches of the Corporate Governance Guidelines.

Board of Directors’ Role in Risk Oversight

The Board is responsible for overseeing the Company’s overall risk profile and assisting management in addressing specific risks. The Company’s Enterprise Risk Management Steering Committee (the “ERM Steering Committee”) is responsible for formally identifying and evaluating risks that may affect the Company’s ability to execute its corporate strategy and fulfill its business objectives. The ERM Steering Committee employs a disciplined approach to identifying, documenting, evaluating, communicating, and monitoring enterprise risk management within the Company. The ERM Steering Committee is chaired by the Company’s chief financial officer and includes the Company’s general counsel, internal audit director and other members of management. The ERM Steering Committee reports to the Board and the CEO. During 2012, the ERM Steering Committee completed a comprehensive review and update of the Company’s risks, including strategic, operational, financial, legal, regulatory and reputational risks. The ERM Steering Committee further reviewed and updated the mitigating factors associated with such risks, and prioritized the identified risks based upon the subjectively determined likelihood of the occurrence and the estimated resulting impact on the Company if the risk occurred. The ERM Steering Committee is charged with periodically reviewing with both the Finance, Risk Management and Audit Committee and the Board the Company’s overall risk profile, as well as any significant identified risks.

The Board executes its risk oversight function both directly and through its standing committees, each of which assists the Board in overseeing a part of the Company’s overall risk management. Throughout the year, the Board and each such committee spend a portion of their time reviewing and discussing specific risk factors, and risk assessments are part of all major decision making. The Board is kept informed of each committee’s risk oversight and related activities through regular reports from such committees. The Finance, Risk Management and Audit Committee is assigned primary responsibility for oversight of risk assessment with financial implications. In its periodic meetings with management, internal auditors and independent auditors, the Finance, Risk Management and Audit Committee reviews and monitors many factors relating to enterprise risk, including:

•	the financial affairs of the Company;

•	the integrity of the Company’s financial statements;

•	the independent auditor’s qualifications, independence and performance;

•	the performance of the personnel responsible for the Company’s internal audit function; and

•	the Company’s policies and procedures with respect to risk management.

The Compensation Committee has the primary responsibility to consider material risk factors relating to the Company’s compensation policies and practices. The Nominating and Corporate Governance Committee monitors governance and succession risks. As part of its review and approval of the Company’s capital budget, major acquisitions, material contracts, compensation and other similar matters, the Board retains ultimate authority over assessing the risks and their impacts on the Company’s business.

Prohibition on Hedging and Pledging of Company Common Stock

The Company has well-established strict standards regarding the speculative trading of Company Common Stock. In February 2013, the Company amended its internal policies to prohibit employees from engaging in hedging transactions involving Company Common Stock. The Board also adopted a formal policy prohibiting employees and directors from engaging in the significant pledging of shares of Company Common Stock. All pledging requests will be reviewed by the Board, which will consider the facts and circumstances and other information the Board deems relevant.

After a thorough review, the Board determined that the shares pledged by the CEO were not significant. In making this determination, the Board considered that the pledged shares only represent approximately 18% of the CEO’s total share ownership and approximately 1% of the Company’s total shares outstanding and market capitalization. The Board also considered the CEO’s significant number of founder’s shares that were not earned as compensation from the Company, and his compliance with the Company’s stock ownership guidelines, disregarding the pledged shares.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics (the “Code”), governing the conduct of the Company’s directors, officers and employees. The Code, which meets the requirements of Rule 303A.10 of the NYSE Listed Company Manual and Item 406 of Regulation S-K, is intended to promote honest and ethical conduct, full, fair, accurate, timely and understandable disclosure in the Company’s public filings, compliance with laws and the prompt internal reporting of violations of the Code. You can access the Code on the Company’s website at www.insperity.com in the Corporate Governance section under the Investor Relations tab. Changes in and waivers to the Code for the Company’s directors, executive officers and certain senior financial officers will be posted on the Company’s Internet website within four business days of being approved and maintained for at least 12 months. If you wish to raise a question or concern or report a violation to the Finance, Risk Management and Audit Committee, you should go to www.ethicspoint.com or call the Ethicspoint toll-free hotline at 1-866-384-4277.

Stockholder Communications

Stockholders and other interested parties may communicate directly with the entire Board or the non-management directors as a group by sending an email to directors@insperity.com. In the subject line of the email, please specify whether the communication is addressed to the entire Board or to the non-management directors. Alternatively, you may mail your correspondence to the Board in care of the Corporate Secretary, 19001 Crescent Springs Drive, Kingwood, Texas 77339.

Unless any director directs otherwise, communications received (via U.S. mail or email) will be reviewed by the Corporate Secretary who will exercise his discretion not to forward to the Board correspondence that is inappropriate such as business solicitations, frivolous communications and advertising, routine business matters (i.e., business inquiries, complaints, or suggestions), and personal grievances.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors

Directors are expected to attend all or substantially all Board meetings and meetings of the Committees of the Board on which they serve. Directors are also expected to spend the necessary time to discharge their responsibilities appropriately (including advance review of meeting materials) and to ensure that other existing or future commitments do not materially interfere with their responsibilities as members of the Board. The Board met five times in 2012. All of the members of the Board participated in more than 75% of the meetings of the Board and Committees of which they were members during the fiscal year ended December 31, 2012. The Board encourages its members to attend the Annual Meeting of the Stockholders. Last year, five of the Company’s eight directors attended the Annual Meeting of the Stockholders.

Executive Sessions of the Board of Directors and the Lead Independent or Presiding Director

The Company’s non-management directors, all of whom are also independent, hold executive sessions at which the Company’s management is not in attendance at regularly scheduled Board meetings. The lead independent director, currently Mr. Petsch, establishes the agenda and serves as presiding director at the executive sessions. In the absence of the lead independent director, the chairman of the Nominating and Corporate Governance Committee or an independent director designated by the outside directors shall preside at meetings of non-management directors.

Committees of the Board of Directors

The Board has appointed three committees: the Finance, Risk Management and Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. The charters for each of the three committees, which have been adopted by the Board, contain a detailed description of the respective committee’s duties and responsibilities and are available on the Company’s website at www.insperity.com in the Corporate Governance section under the Investor Relations tab.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met four times in 2012. The members of the Nominating and Corporate Governance Committee are all of the non-management directors: Mr. Petsch, who serves as chairman, and Messrs. Brown, Fields, Lattanzio, Young, and Dr. Jones. All members of the Nominating and Corporate Governance Committee are “independent” under the standards of the NYSE. The Nominating and Corporate Governance Committee: (i) identifies individuals qualified to become Board members, consistent with the criteria for selection approved by the Board; (ii) recommends to the Board a slate of director nominees to be elected by the stockholders at the next annual meeting of stockholders and, when appropriate, director appointees to take office between annual meetings; (iii) develops and recommends to the Board a set of corporate governance guidelines for the Company; and (iv) oversees the evaluation of the Board.

Finance, Risk Management and Audit Committee

The Finance, Risk Management and Audit Committee met eight times in 2012. The members of this Committee are Mr. Young, who serves as chairman, and Messrs. Lattanzio and Brown. All three members are “independent” under the standards of the NYSE and SEC Regulations. In addition, the Board has determined that Mr. Young is an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC. The Finance, Risk Management and Audit Committee assists the Board in fulfilling its responsibility to oversee the financial affairs, risk management, accounting and financial reporting processes, and audits of financial statements of the Company by reviewing and monitoring: (i) the financial affairs of the Company; (ii) the integrity of the Company’s financial statements and internal controls; (iii) the Company’s compliance with legal and regulatory requirements; (iv) the independent auditor’s qualifications and independence; (v) the performance of the personnel responsible for the Company’s internal audit function and the independent auditors; and (vi) the Company’s policies and procedures with respect to risk management, as well as other matters that may come before it as directed by the Board.

Compensation Committee

The Compensation Committee met five times in 2012. The members of the Compensation Committee are Dr. Jones, who serves as chairman, and Messrs. Fields and Petsch. All three members are “independent” under the standards of the NYSE. The Compensation Committee: (i) oversees and administers the Company’s compensation policies, plans and practices; (ii) reviews and discusses with management the Compensation Discussion and Analysis required by SEC Regulation S-K, Item 402; and (iii) prepares the annual report required by the rules of the SEC on executive compensation for inclusion in the Company’s annual report or proxy statement for the annual meeting of stockholders. To carry out these purposes, the Compensation Committee: (i) evaluates the performance of and determines the compensation for senior management, taking into consideration recommendations made by the CEO; (ii) administers the Company’s compensation programs; and (iii) performs such other duties as may from time to time be directed by the Board.

Pursuant to the terms of the Insperity, Inc. 2001 Incentive Plan, as amended (the “2001 Incentive Plan”) and the Insperity, Inc. 2012 Incentive Plan (the “2012 Incentive Plan” and, together with the 2001 Incentive Plan, the “Incentive Plans”), the Board or the Compensation Committee may delegate authority under the Incentive Plans to the chairman of the board or a committee of one or more Board members, respectively, pursuant to such conditions and limitations as each may establish, except that neither may delegate to any person the authority to make awards, or take other action, under the Incentive Plans with respect to participants who may be subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Summary

In this section we describe our compensation philosophy, objectives and strategies and the underlying elements of our compensation programs. Insperity has had a long-standing objective of linking executive compensation to performance and our 2012 compensation packages for executives continued in this spirit, reflecting changes in economic conditions both within and outside of the Company. We continually review our executive compensation practices for alignment with Company values, long-term stockholder interests and continued growth of the Company.

Stockholder Advisory Votes

At our 2011 Annual Meeting, the stockholders, on an advisory basis, voted in favor of an annual advisory vote on the frequency of holding future votes to approve the compensation of the Company’s named executive officers (“NEOs”). In accordance with the stockholders’ preference, the Company’s Board has determined that the Company will hold an advisory vote on executive compensation every year. Proposal No. 2 in this proxy statement contains the resolution and supporting materials with respect to this year’s advisory vote on executive compensation.

At our 2012 Annual Meeting, the stockholders approved, in a non-binding advisory vote, the compensation of the Company’s NEOs, with over 81% of the votes cast in favor of such compensation. The Compensation Committee values the opinions expressed by our stockholders in their vote and considered the vote outcome when it made compensation decisions for the executive officers for fiscal year 2013 and in considering recommending changes to the Board regarding the Company’s compensation policies, as discussed below.

Recent Actions and Changes

After considering the results of the stockholder advisory vote and other factors, including periodic discussions with a number of our stockholders, the Compensation Committee and Board made the following changes to our compensation policies, including:

•	implementing a “double trigger” requirement for early vesting of NEOs’ stock awards on a change in control;

•	adopting a policy prohibiting employees and directors from engaging in hedging transactions involving shares of the Company’s Common Stock (see page 10 in the Corporate Governance Section); and

•

adopting a policy prohibiting employees and directors from pledging transactions involving shares of the Company’s Common Stock that would be considered significant by the Board (see page 10 in the Corporate Governance Section).

Additionally, during 2012, the Board created the position of lead independent director (see page 11 in the Corporate Governance Section). These changes are in addition to the stock ownership guidelines and elimination of the tax gross-up on personal air travel for the CEO, which were adopted in 2012.

Compensation Philosophy

Insperity’s overall compensation philosophy is pay-for-performance. A substantial portion of each executive officer’s total compensation package consists of a long-term incentive component and a variable compensation component, with a goal of aligning the interests of the executive officers with those of the stockholders by tying executive compensation to our performance and stock price. In order to remain competitive with the market, total compensation also includes a stable base salary, as well as an element of supplemental benefits and perquisites. We believe this combination of compensation elements supports our pay-for-performance philosophy.

Compensation Objectives

We are committed to attracting, motivating, retaining and encouraging long-term employment of individuals with a demonstrated commitment to integrity and exemplary personal standards of performance. Our culture is based upon the value of and respect for each individual, encouraging personal and professional growth, rewarding outstanding individual and corporate performance and achieving excellence through a high-energy, collegial work environment. We are convinced these elements contribute to our vision of being an “employer of choice,” which increases our value to clients, employees, stockholders, and the communities where we live and work.

Our compensation objectives for executives are based on the same principles that we employ in establishing all of our compensation programs. For executives, our compensation programs are designed to:

•	attract and retain key executive officers responsible for our success; and

•	motivate management both to achieve short-term business goals and to enhance long-term stockholder value through our “pay-for-performance” philosophy.

Compensation Strategies

To accomplish our objectives, we adhere to the following compensation strategies:

•	We have established and strive to maintain a performance-driven culture that generates growth by recognizing and rewarding employees who reach and exceed the Company’s business objectives.

•

As part of our competitive compensation program, our base salary system compensates employees based upon job responsibilities, level of experience, individual performance, comparisons to the market, internal comparisons and other relevant factors.

•

We provide incentive compensation to recognize and reward individual, departmental and corporate performance through a variable pay component that is equitable to both employees and stockholders, encourages leadership of departmental units and directly supports our business objectives. As employees progress to higher levels in our Company, an increasing proportion of their compensation is linked to Company-wide and departmental performance.

•	We have created a strong alignment of interests among executive officers, employees and stockholders through the use of long-term equity incentive compensation opportunities.

•	We provide a competitive benefits package that recognizes and encourages work-life balance and fosters a career commitment to Insperity.

Risk Assessment

The Company conducted an assessment of our compensation programs and practices for its employees and determined that there are no risks arising from such compensation programs and practices that are reasonably likely to have a material adverse effect on the Company.

Elements of Compensation

The annual compensation package for executive officers consists of:

•	an annual base salary payable in cash;

•	variable cash compensation, which is targeted as a percentage of base pay;

•	long-term equity incentive compensation; and

•	supplemental and special benefits, including management perquisites.

Each of these elements is described below.

Role of Executive Officers and Outside Consultants in Compensation Decisions

The recommendations of the CEO play a significant role in the compensation-setting process. On an annual basis, our CEO reviews the performance of each of our other executive officers based upon the core competencies of business ethics, continuous learning, integrity, managing customer focus, strategic thinking, visionary leadership and other factors deemed relevant in reviewing each executive’s performance, and presents to the Compensation Committee his recommendations for each executive’s compensation, including salary adjustments, incentive awards and equity award amounts. The Compensation Committee, however, has discretion to modify recommended adjustments or awards to executives. Compensation Committee meetings typically have included, for all or a portion of each meeting, not only the Committee members but also our CEO. The CEO does not make a recommendation with respect to his own compensation. The Compensation Committee meets in executive session without management present when discussing and determining the compensation of the CEO. In addition, the Compensation Committee evaluates the performance of the CEO at least annually. The Compensation Committee makes all final compensation decisions for each of our executive officers, including the CEO.

At the direction of the Compensation Committee, we periodically conduct an executive compensation study that compares each executive officer’s compensation to market data for similar positions. The Compensation Committee determines whether the study is to be performed internally by Insperity or by an outside consulting firm that is directly engaged by the Compensation Committee. The Compensation Committee’s charter provides that it has the sole authority to retain and terminate any compensation consultant to assist in maintaining compensation practices in alignment with our compensation goals. While we believe that using outside consultants is an efficient way to keep current regarding competitive compensation practices, we do not believe that we should accord undue weight to the advice of such consultants. Accordingly, the Compensation Committee does not target our executives’ pay to any particular level (such as a target percentile) of comparative market data contained in executive compensation studies. However, such data are considered by the Compensation Committee in meeting our compensation program objectives as described above.

The Compensation Committee has periodically engaged Pearl Meyer & Partners (“Pearl Meyer”) to conduct executive compensation studies. Pearl Meyer does not receive remuneration from the Company, directly or indirectly, other than for advisory services rendered to, or at the direction of, the Compensation Committee or the Board. The Compensation Committee has reviewed Pearl Meyer’s independence and determined that Pearl Meyer is an independent advisor with no conflicts of interest with us (as determined under Rule 10C-1(b)(4)(i) of the Exchange Act).

Determination of Compensation Amounts and Formulas

In October 2012, Pearl Meyer was engaged to conduct an executive and director compensation study (the “2012 Study”) as part of the process of determining 2013 compensation. Prior to the 2012 engagement, Pearl Meyer last presented a study to the Compensation Committee in February 2011 (the “2011 Study”). In connection with the 2011 Study, Pearl Meyer identified a peer group consisting of publicly traded companies that provide human resources and other business products and services and whose average trailing twelve months of sales revenue equated to approximately $2 billion (the “Compensation Peer Group”). The selection process for the Compensation Peer Group took into account multiple factors, including: industry (with an emphasis on outsourced human resources services), comparable revenue range, comparability in terms of complexity and business risk, and the extent to which each company may compete with Insperity for executive talent. The Compensation Peer Group identified during the 2011 Study included: Automatic Data Processing, Inc., CBIZ, Inc., Cognizant Technology Solutions Corporation, Concur Technologies, Inc., Convergys Corporation, Genpact Limited, Korn/Ferry International, Paychex, Inc., Resources Connection, Inc., salesforce.com, inc., SFN Group, Inc., Towers Watson & Company, and The Ultimate Software Group, Inc. The Compensation Peer Group is periodically reviewed and may be modified based on these and other relevant criteria.

As part of the 2012 Study, Pearl Meyer reviewed the 2011 Study Compensation Peer Group and modified the peer group to add Gartner, Inc., Intuit, Inc., and Web.com Group, Inc., and to remove SFN Group, Inc. due to it being acquired by another company. Pearl Meyer determined that including other PEO competitors of the Company was important from a competitive and comparative standpoint and therefore continued to include Automatic Data Processing and Paychex, Inc., even though the Global Industry Classification Standard does not match the Company’s and the market capitalization of those companies exceeds the peer group guidelines published by certain proxy advisory firms.

The 2011 Study and the 2012 Study examined market compensation data for executive positions based on a combination of proxy data of the Compensation Peer Group, benchmark position compensation survey data and the results of an internal evaluation and ranking process. Survey sources included Pearl Meyer’s proprietary general executive compensation databases and other independent surveys. In addition to proxy and survey data, Pearl Meyer employed an executive ranking process to align jobs based upon internal equity or the value of positions.

In addition to comparative market data, internal factors are also an important consideration when determining each executive officer’s compensation. These factors include:

•	the executive officer’s performance review conducted by either the Compensation Committee (for the CEO) or the CEO (for all other executive officers);

•	the CEO’s recommendations regarding the other executive officers;

•	the executive officer’s tenure with the Company, industry experience and ability to influence stockholder value; and

•	the importance of the executive officer’s position to the Company in relation to the other executive officer positions within the Company.

Compensation History and Mix

When reviewing and setting compensation for executive officers, the Compensation Committee also reviewed tally sheets setting forth all components of compensation for each executive officer for the previous three years. The tally sheets included dollar values for the three previous years’ salary, cash incentive awards, perquisites (cash and in-kind), long-term stock-based awards, benefits and dividends paid on unvested long-term stock-based awards. Tally sheets were used to assist the Committee in determining current compensation decisions in view of executives’ historical and cumulative pay.

Base Salary1

Base salary is intended to provide stable annual compensation to attract and retain talented executive officers. Typically, changes in base salary for each executive officer are determined based upon external market comparisons in compensation studies and the internal factors described above. Annual performance appraisals are completed through our talent management system, which evaluates the executive officer’s annual performance based on pre-established competencies and the achievement of specific individual performance goals that were established during the first quarter of the year. Competencies for executive officers included business ethics, continuous learning, integrity, managing customer focus, strategic thinking and visionary leadership. Annual adjustments to base salary are based upon the annual performance evaluation, market data and other relevant considerations.

Continued strong Company performance and improving economic conditions permitted the Company to award merit salary increases during the first quarter of 2012. Merit salary increases during 2012 for the executive officers were as follows:

	2011 Base Salary	2012 Base Salary	2012 Increase
Chief Executive Officer and Chairman of the Board	$766,000	$811,500	5.9%
Chief Financial Officer, SVP of Finance and Treasurer	$330,000	$354,000	7.3%
President	$422,000	$440,000	4.3%
Chief Operating Officer and EVP of Client Services	$422,000	$440,000	4.3%
EVP of Sales & Marketing	$393,000	$418,000	6.4%

The average salary increase for the above executive officers in 2012 was 5.6%. The increases in base salary were based on the annual performance reviews, the findings of the 2011 Compensation Study conducted by Pearl Meyer and other factors deemed relevant by the Compensation Committee.

[1]	See “Salary” included in the Summary Compensation Table on page 26.

Variable Compensation1

We believe that variable cash compensation is a key element of the total compensation of each executive officer. Such compensation embodies our pay-for-performance philosophy whereby a significant portion of executive compensation is at risk and tied to corporate, departmental and individual performance. Variable compensation for all executive officers, as well as most other employees, is paid through the Insperity Annual Incentive Plan (“IAIP”), a non-equity incentive program under the stockholder-approved 2001 Incentive Plan (see page 22). The IAIP is intended to link executive officers’ compensation to the Company’s overall performance, as well as to each of their individual performance and the performance of the departments under each of their supervision. During the first quarter of 2012, the Compensation Committee established a target bonus, stated as a percentage of base salary, for each executive officer. The ultimate IAIP bonus awarded to each executive officer was based upon the formulas, factors and components discussed below.

Target Bonus Percentage

The Compensation Committee approved the target bonus percentage for each executive officer (other than the CEO) based on the CEO’s recommendations. His recommendations took into account the executive officer’s level of responsibility, market conditions and internal equity considerations. The Compensation Committee also evaluated the foregoing factors in determining the CEO’s target bonus percentage. Because executive officers are in a position to directly influence the overall performance of the Company, and in alignment with our pay-for-performance philosophy, we believe that a significant portion of their total cash compensation should be at risk. Therefore, most executive officers were granted a target bonus percentage equal to their base salary. The CEO, the individual with the greatest overall responsibility for Company performance, was granted a larger incentive opportunity in comparison to his base salary in order to weight his overall pay mix even more heavily towards performance-based compensation. The Chief Financial Officer, who had less responsibility for overall Company operating performance relative to other executive officers, was granted a smaller incentive opportunity in comparison to his base salary in order to weight his overall pay mix less heavily towards performance-based compensation. For 2012, the Compensation Committee set a target for variable compensation that was computed as a percentage of each executive officer’s base salary as follows:

Target Bonus Percentage under IAIP
Chief Executive Officer and Chairman of the Board	120%
Chief Financial Officer, SVP of Finance and Treasurer	80%
President	100%
Chief Operating Officer and EVP of Client Services	100%
EVP of Sales & Marketing	100%

Calculation and Weighting of Performance Components

For 2012, the targeted variable compensation under the IAIP for the CEO was based on corporate and individual performance components and for all other executive officers was based on corporate, departmental and individual performance components. As described in further detail below, corporate performance goals for 2012 were based on operating income per worksite employee per month (“OIPE”), adjacent business unit total revenue (“ABU Revenue”), number of paid worksite employees (“NPWE”) and operating expense management (“OEM”). For the CEO, variable compensation was heavily weighted toward corporate performance to align his IAIP bonus with Company-wide performance. For all executive officers, 20% was weighted toward individual performance to reflect their individual performance during the year, as determined through the annual performance appraisal process as discussed above. A departmental component was included in the IAIP bonus of each executive officer (other than the CEO) to encourage him to provide effective leadership to the departments under his supervision, as well as to align the interests of the executive with those of the employees that he supervises. Each performance component is determined separately and is not dependent on the other components, except that if an executive officer’s individual performance rating is below the threshold, then he receives no IAIP bonus, regardless of corporate and departmental performance. Each executive officer’s IAIP bonus is the sum of the result of each performance component.

[1]

See “Non-Equity Incentive Plan Compensation” included in the Summary Compensation Table on page 26. In addition, see “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” in the Grants of Plan-Based Awards Table on page 27.

Each performance component was designated a weighting for each executive officer as follows:

	Corporate Performance

	OIPE	ABU Revenue	NPWE	OEM	Departmental	Individual

Chief Executive Officer and Chairman of the Board	28.0%	12.0%	28.0%	12.0%	0%	20.0%
Chief Financial Officer, SVP of Finance and Treasurer	17.5%	7.5%	17.5%	7.5%	30.0%	20.0%
President	21.0%	9.0%	21.0%	9.0%	20.0%	20.0%
Chief Operating Officer and EVP of Client Services	21.0%	9.0%	21.0%	9.0%	20.0%	20.0%
EVP of Sales & Marketing	21.0%	9.0%	21.0%	9.0%	20.0%	20.0%

OIPE Corporate Component

For the last several years, we have chosen operating income per worksite employee as one of the metrics for measuring corporate performance because we believe it is a key indicator of our overall productivity; effective management of pricing, direct costs and operating expenses; and ability to grow the business while favorably balancing profitability. We also believe that this metric reflects the combined contribution of all departments and encourages collaboration across the organization because each department within the Company can have a direct impact on corporate performance as measured according to this metric. The formula for measuring the OIPE corporate performance component of the IAIP bonus for each executive officer was determined as follows:

Annual Salary ($)	X	Target Bonus (%)	X	Individual Weighting of OIPE Corporate Component (%)	X	OIPE Corporate Performance Modifier (50%-200%)	=	OIPE Corporate Component Payout ($)

The OIPE Corporate Performance Modifier was determined as follows:

Performance Level	2012 OIPE	OIPE Corporate Performance Modifier
Below Threshold	Less than $52	0%
Threshold	$52	50%
Target	$56	100%
Stretch Goal	$60	150%
Maximum	$64	200%

If 2012 OIPE (excluding total incentive compensation expense, operating expenses related to acquisition activity in 2012 and extraordinary, unusual or infrequent items, if applicable) was below the threshold, the OIPE Corporate Performance Modifier was 0%, resulting in an OIPE corporate component payout of $0. The OIPE Corporate Performance Modifier would be interpolated if actual performance fell in between the threshold, target, stretch goal or maximum performance level.

The Company’s 2012 OIPE, less incentive compensation expense and a goodwill impairment charge, was $56. Based on this performance, the Compensation Committee approved an OIPE Corporate Performance Modifier of 100%.

ABU Revenue Corporate Component

In 2012, we again chose ABU Revenue as a separate corporate performance goal for targeted variable compensation under the IAIP. We believe that this goal is an important component to continued execution of our strategy to expand the number of business performance improvement services used by our current and prospective client base. The Company further believes that providing appropriate incentives and rewards in this regard will foster creative thinking and collaborative cross-selling, lead to development of additional business performance improvement sales and services, and help create value for our stockholders.

The formula for measuring the ABU Revenue corporate performance component of the IAIP bonus for each executive officer was determined as follows:

Annual Salary ($)	X	Target Bonus (%)	X	Individual Weighting of ABU Revenue Corporate Component (%)	X	ABU Revenue Corporate Performance Modifier (50%-200%)	=	ABU Revenue Corporate Component Payout ($)

The ABU Revenue Corporate Performance Modifier was determined as follows:

Performance Level	ABU Revenue (in millions)	ABU Revenue Corporate Performance Modifier
Below Threshold	Less than $27.2	0%
Threshold	$27.2	50%
Target	$30.6	100%
Stretch Goal	$32.6	150%
Maximum	$34.6	200%

If 2012 ABU Revenue was below the threshold, the ABU Revenue Corporate Performance Modifier was 0%, resulting in an ABU Revenue Corporate Component payout of $0. The ABU Revenue Corporate Performance Modifier would be interpolated if actual performance fell in between the threshold, target, stretch target or maximum performance levels. For purposes of determining the ABU Revenue corporate performance goal, all revenue generated by the adjacent business units during 2012 (excluding intercompany allocations of PEO revenue to certain ABUs or the acquisition of additional ABUs during 2012), was included in revenue.

The Company’s 2012 ABU Revenue fell below the threshold. Based on this performance, the Compensation Committee determined the ABU Revenue Corporate Performance Modifier to be 0% for each executive officer.

NPWE Corporate Component

We also chose the number of paid worksite employees as a measure of corporate performance in order to focus all of our employees on growing our business. The number of paid worksite employees is a key metric for measuring the success of our sales operations and client retention efforts and is a significant driver in our overall growth and performance. This performance goal also encouraged collaboration among all employees Company-wide to increase the number of paid worksite employees.

The formula for measuring the NPWE corporate performance component of the IAIP bonus for each executive officer was determined as follows:

Annual Salary ($)	X	Target Bonus (%)	X	Individual Weighting of NPWE Corporate Component (%)	X	NPWE Corporate Performance Modifier (50%-200%)	=	NPWE Corporate Component Payout ($)

The NPWE corporate component of IAIP bonuses was based on the number of paid worksite employees in January 2013, which would reflect the net impact of sales and client retention during 2012, including the results of our annual Fall Sales Campaign and significant year-end client renewal period.

The NPWE Corporate Performance Modifier was determined as follows:

Performance Level	Worksite Employees Paid in January 2013	NPWE Corporate Performance Modifier
Below Threshold	Less than 133,000	0%
Threshold	133,000	50%
Target	135,000	100%
Stretch Goal	137,000	150%
Maximum	140,000	200%

If the number of worksite employees paid in January 2013 was below the threshold, the NPWE Corporate Performance Modifier was 0%, resulting in a NPWE corporate component payout of $0. The NPWE Corporate Performance Modifier would be interpolated if actual performance fell in between the threshold, target, stretch goal or maximum performance level.

The number of worksite employees paid in January 2013 fell below the threshold. Based on this performance, the Compensation Committee determined the NPWE Corporate Performance Modifier to be 0% for each executive officer.

OEM Corporate Component

In 2012, we also included operating expense management as a separate corporate performance goal for targeted variable compensation under the IAIP. While effective operating expense management is also a factor in the calculation of operating income per worksite employee (OIPE Corporate Component), we believed that the challenging economic conditions warranted a heightened focus on financial stewardship throughout the entire Company and that successful achievement of this goal would require the combined focus and effort of employees across all departments and help create value for our stockholders.

The formula for measuring the OEM corporate performance component of the IAIP bonus for each executive officer was determined as follows:

Annual Salary ($)	X	Target Bonus (%)	X	Individual Weighting of OEM Corporate Component (%)	X	OEM Corporate Performance Modifier (50%-200%)	=	OEM Corporate Component Payout ($)

The OEM Corporate Performance Modifier was determined as follows:

Performance Level	Operating Expenses	OEM Corporate Performance Modifier
Above Threshold	In excess of $301,500,000	0%
Threshold	$301,500,000	50%
Target	$299,500,000	100%
Stretch Goal	$298,500,000	150%
Maximum	$297,500,000	200%

If 2012 Operating Expenses (excluding total incentive compensation expense, operating expenses related to acquisition activity in 2012 and extraordinary, unusual or infrequent items, if applicable) exceeded the threshold, the OEM Corporate Performance Modifier was 0%, resulting in an OEM Corporate Component payout of $0. The OEM Corporate Performance Modifier would be interpolated if actual performance fell in between the threshold, target, stretch target or maximum performance levels.

The Company’s 2012 Operating Expenses, less incentive compensation expense and a goodwill impairment charge, were $298.2 million. Based on this performance, the Compensation Committee approved an OEM Corporate Performance Modifier of 170% for each executive officer.

Departmental Component

The formula for measuring the departmental performance component of the IAIP bonus for each executive officer (other than the CEO who has no departmental component included in his IAIP bonus) was as follows:

Annual Salary ($)	X	Target Bonus (%)	X	Individual Weighting of Departmental Component (%)	X	Departmental Performance Modifier (50%-100%)	=	Departmental Component Payout ($)

The Departmental Performance Modifier for all executive officers ranged from 50% (threshold) to 100% (target) based on the achievement of departmental goals. As part of our continued focus on managing operating expenses, we did not include a stretch goal or maximum performance level for 2012; therefore, the target level also constituted the maximum level achievable for IAIP bonus purposes. If departmental performance was below the threshold, the Departmental Performance Modifier was 0%, resulting in a departmental component payout of $0. The goals were developed by each department and were designed to encourage employees to work together to continue making business improvements and to increase efficiency, productivity and collaboration across the organization. All departmental goals were approved by the CEO. The nature of the departmental goals and objectives for each executive officer was as follows:

Nature of Goals and Objectives

Chief Financial Officer, SVP of Finance and Treasurer

Effective management of operating expenses; implementation of Company real estate strategy including effective and efficient management of Company occupancy; implementation of adjacent business unit financial reporting; quality of internal controls; and successful credit management efforts.

President

Effective client pricing and renewal activities; effective operating expense management; successful negotiation of certain insurance policies and third party contracts; successful implementation of certain pricing initiatives; and development of new service and package offerings for clients.

Chief Operating Officer and EVP of Client Services

Effective client satisfaction and retention; development of Company training and leadership programs; effective operating expense management; successful implementation of information technology initiatives; and development, implementation and rollout of certain adjacent business unit initiatives.

EVP of Sales & Marketing	Effective marketing initiatives; successful new sales results; effective operating expense management; effective client satisfaction; and Company community involvement.

In light of the CEO’s assessment of the executive officers’ performance against the achievement of their departmental goals, the average Departmental Performance Modifier for the executive officers in 2012 was 90%.

Individual Component

The formula for measuring the individual performance component of the IAIP bonus for each executive officer was as follows:

Annual Salary ($)	X	Target Bonus (%)	X	Weighting of Individual Component (%)	X	Individual Performance Modifier (50%-150%)	=	Individual Component Payout ($)

The Individual Performance Modifier for all executive officers ranged from 50% to 150% based on the executive officer’s individual performance rating resulting from the annual performance appraisal process, as described on page 16 under “Base Salary.” Based on the executives’ individual performance ratings, the average Individual Performance Modifier for the executive officers was 135%.

The Compensation Committee reserves the right to pay discretionary bonuses to executive officers outside of the IAIP. While the Committee may exercise such discretion in appropriate circumstances, no executive officer has a guaranteed right to a discretionary bonus as a substitute for a performance-based bonus under the IAIP in the event that performance targets are not met. During 2012, no discretionary bonuses were awarded to executive officers.

Long-term Incentive Compensation

Long-term equity incentives align the interests of the executive officers with those of the stockholders. We believe that long-term incentives enhance retention while rewarding executive officers for their service. For 2012, long-term incentive compensation for executive officers was awarded under the stockholder-approved Insperity, Inc. 2001 Incentive Plan, as amended (“2001 Incentive Plan”). At the 2012 Annual Meeting, stockholders approved the 2012 Incentive Plan which replaced the 2001 Incentive Plan and reserved additional shares for issuance. Awards issued under the 2001 Incentive Plan continue to be governed by the terms of that Plan. The objectives of the Incentive Plans are:

•	to provide incentives to attract and retain persons with training, experience and ability to serve as our employees;

•	to promote the interests of the Company by encouraging employees to acquire or increase their equity interest in the Company;

•	to provide a means whereby employees may develop a sense of proprietorship and personal involvement in the development and financial success of the Company; and

•	to encourage employees to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders.

Awards granted under the 2001 Incentive Plan have historically been made in the form of stock options or restricted stock. The Incentive Plans do not require a holding period for stock options, restricted stock or other awards, beyond the vesting date provided for in the award agreement. Pursuant to the terms of the 2012 Incentive Plan, future awards may include phantom shares, performance units, bonus stock or other incentive awards. We may periodically grant new stock options, restricted stock, or other long-term incentives to provide continuing incentive for future performance. The award size and recipients of awards are determined by the degree to which a particular position in the Company has the ability to influence stockholder value.

In recent years, we have awarded restricted stock rather than stock options. We believe the current accounting treatment of restricted stock more closely reflects the economic value of the award to the employees as compared to that of stock options. We anticipate continuing to utilize restricted stock with a three-year vesting schedule with no additional holding period required beyond the vesting date. The awards are valued using the closing price of the Company’s stock on the grant date.

In February 2012, the CEO presented to the Compensation Committee his recommendations for awards of restricted stock for the other executive officers. His recommendations as to the amount of awards to be granted were based on a number of factors, including the performance of each executive officer, the importance of each executive officer’s role in the Company’s future business operations, equity pay practices of competitor companies, annual expense to the Company of equity awards and the Company’s own past practices in granting equity awards. The Compensation Committee then determined and approved the awards for the executive officers, including the CEO, based upon the above noted factors.1

In February 2013, the Company amended the terms of the 2012 Incentive Plan to provide that future awards granted to executive officers will include a “double trigger” requirement in the case of a “change in control” of the Company as defined under the Plan. The imposition of the double trigger means that awards granted to executive officers will no longer immediately vest following a change in control. Under the double trigger, the conditions and/or restrictions that must be met with respect to vesting or exercisability of future awards granted to an executive officer will lapse only after a “qualifying termination” within a prescribed number of months following a change in control.

[1]	See “Stock Awards” included in the Summary Compensation Table on page 26. In addition, see “All Other Stock Awards” included in the Grants of Plan-Based Awards Table on page 27.

We have no program, plan or practice to time the grant of stock-based awards in coordination with the release of material non-public information. All equity grants to executive officers are approved solely by the Compensation Committee or the independent directors at regularly scheduled meetings, or in limited cases involving key recruits or promotions, by a special committee, special meeting, or unanimous written consent. If an award is made at a meeting, the grant date is the meeting date or a fixed, future date specified at the time of the grant, such as the first business day of a subsequent calendar month or the date that the grant recipient commences employment. If an award is approved by unanimous written consent, the grant date is a fixed, future date on or after the date the consent is effective under applicable corporate law (or, if later, the date the grant recipient starts employment), and the exercise price, in the case of a stock option, is the closing price of Company stock on such date. Under the terms of the Incentive Plans, the exercise price of stock options cannot be less than the closing price of Company stock on the date of grant. The Incentive Plans prohibit stock options from being re-priced or exchanged for a cash buy-out or settlement with a lower exercise price, without prior stockholder approval.

Supplemental and Special Benefits, Including Management Perquisites1

Executive compensation also includes supplemental benefits and a limited number of perquisites that enhance our ability to attract and retain talented executive officers. We believe that perquisites assist in the operation of business, allowing executive officers more time to focus on business objectives. Supplemental benefits and perquisites include the following:

401(k) Benefits

We do not provide pension arrangements, post-retirement health coverage or nonqualified defined contribution or other deferred compensation plans for our executive officers. Our executive officers are eligible to participate in Insperity’s corporate 401(k) plan. Each payroll period, we contribute on behalf of each participant a matching contribution equal to 50% of the first 6% of compensation contributed by the participant to the plan as elective deferrals (subject to applicable limitations under the Internal Revenue Code). All of our executive officers participated in the Insperity 401(k) plan during 2012 and received matching contributions, which are included under the caption “All Other Compensation” in the Summary Compensation Table on page 26.

Employee Stock Purchase Plan

The Company maintains an Employee Stock Purchase Plan (“ESPP”) which is intended to qualify for favorable tax treatment under Section 423 of the Internal Revenue Code. All employees, including executive officers (other than 5% owners of the Company), are eligible to participate in the ESPP. Under the ESPP, employees may purchase shares of Company stock through payroll deductions at a discount currently set at 5% of market value. The offering periods under the ESPP are limited to three- or six-months in duration. Employees are limited to a maximum payroll deduction of up to a specified percentage of eligible compensation and may not purchase more than $25,000 in shares each calendar year under the ESPP.

Automobile

We provide automobiles to executive officers for both business and personal use. The executive officers are taxed for their personal use of the automobile.

Supplemental Executive Disability Income Plan

We maintain a supplemental executive disability income plan for executive officers and a small group of upper management employees. The supplemental executive disability income plan targets replacement of 75% of total cash compensation up to $20,000 per month. The plan recognizes the significant variable pay at the senior levels in the Company and the benefit limitations of our basic long-term disability plan, which provides replacement of 60% of base salary only up to $10,000 per month.

Executive Wellness Plan

We offer an Executive Wellness Plan to the executive officers to assist them in maintaining their health. The plan pays up to $2,000 each year for wellness services, which allow the executive officers an opportunity to have a clear understanding of their current physical condition, risk factors, and ways to improve their health.

[1]	See “All Other Compensation” included in the Summary Compensation Table on page 26.

Chairman’s Trip

An annual Chairman’s Trip is held for employees recognized during the year for their outstanding service, and for sales representatives meeting a certain sales target. We believe executive officers should be part of the trip to recognize these outstanding employees of the Company. Therefore, we provide the opportunity for all executive officers and their spouses to attend the Chairman’s Trip. We pay the associated income taxes related to the trip on behalf of the employees and the executive officers.

Club Membership

We pay country club memberships for executive officers. We believe club memberships provide an opportunity to build business and client relationships while also promoting a healthy lifestyle for each executive officer. Executive officers are taxed on membership dues.

Aircraft

We provide access to the Company-owned aircraft to the CEO, the president, the chief operating officer, and the executive vice president of sales and marketing for personal use. These individuals are required to reimburse the Company for the incremental cost associated with their personal use of the aircraft. The incremental cost is calculated by multiplying the number of hours of personal use by the average incremental cost per hour. The CEO is not required to reimburse the Company for commuting between his residences and the Company’s headquarters in Houston, Texas and certain other travel.1 We think that the CEO’s access to Company-owned aircraft under these circumstances greatly enhances his productivity and work-life balance given the demands of his position and outweighs the expense of such travel to the Company. The CEO and other executives are responsible for paying any income taxes associated with the personal use of the aircraft.

Other Personal Benefits

Periodically, executive officers and other employees attend Company-related activities, such as professional sporting events or out-of-town business meetings and events, for which the Company incurs travel and other event-related expenses. Such events may include the spouses of the executives. We pay the associated income taxes related to these Company-related activities on behalf of executive officers and other employees.

Other Policies

Stock Ownership Guidelines

To further align the interests of the CEO and non-employee directors with those of our stockholders, in February 2012, the Board adopted stock ownership guidelines for the Company. The stock ownership guidelines provide that the CEO is required to own three times his annual base salary in Company Common Stock and all non-employee directors are required to own three times their annual cash retainer in Company Common Stock. Stock ownership includes direct stock ownership but does not include unvested stock awards or unexercised stock options. The Company annually monitors and calculates the stock ownership level of each individual, and each individual has five years to meet the applicable ownership requirements. The CEO is already in compliance and the non-employee directors are expected to be in compliance within the applicable time period.

Employment Agreements, Post-Employment and Change in Control Compensation

Our executive officers are employed at will and none have an employment agreement. In 2012, no executive officers departed from the Company. We do not provide the executive officers with any kind of contractual severance. For equity awards granted to executive officers starting in 2013 and thereafter, the vesting will no longer automatically accelerate upon a change in control. Rather such awards will contain a “double trigger” requiring a qualifying termination within a prescribed number of months following the change in control in order to accelerate vesting.

[1]	The associated incremental cost of personal travel is reflected in “All Other Compensation” included in the Summary Compensation Table on page 26.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the Company’s principal executive officer or any of the Company’s three other most highly compensated executive officers employed as of the end of the year (other than the principal executive officer or the principal financial officer). This limitation does not apply to compensation that is paid only if the executive’s performance meets pre-established objective goals based on performance criteria approved by stockholders. We strive to take action, where possible and considered appropriate, to preserve the deductibility of compensation paid to the Company’s executive officers. We have also awarded compensation that might not be fully tax deductible when such grants were nonetheless in the best interest of the Company and its stockholders. Subject to the requirements of Section 162(m), the Company generally will be entitled to take tax deductions relating to compensation that is performance-based, which may include cash incentives, stock options and other performance-based awards.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

The foregoing report is provided by the following directors, who constitute the Compensation Committee:

COMPENSATION COMMITTEE

Eli Jones, Chairman

Jack M. Fields, Jr.

Gregory E. Petsch

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by the Company’s CEO, chief financial officer and each of the three other most highly compensated executive officers of the Company (collectively the NEOs) for services rendered in all capacities to the Company during 2012, 2011 and 2010. The Company has not entered into any employment agreements with any of the NEOs.

The compensation plans under which the grants in the following tables were made are generally described in the Compensation Discussion and Analysis beginning on page 13, and include the IAIP, a non-equity incentive plan, and the 2001Incentive Plan, which provide for, among other things, restricted stock grants.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) [1]	Non- Equity Incentive Plan Compen- sation ($)[2]	All Other Compensation ($) [3]	Total ($)
Paul J. Sarvadi, CEO and Chairman of the Board	2012 2011 2010	811,500 766,000 683,800	1,080,640 1,236,900 782,000	747,220 858,824 1,312,896	576,957 416,193 435,017	3,216,317 3,277,917 3,213,713
Douglas S. Sharp Chief Financial Officer, SVP of Finance and Treasurer	2012 2011 2010	354,000 330,000 300,000	368,400 530,100 476,000	235,547 255,753 331,800	111,298 55,574 51,377	1,069,245 1,171,427 1,159,177
Richard G. Rawson President	2012 2011 2010	440,000 422,000 398,000	690,750 795,150 595,000	356,343 396,138 583,070	316,077 177,685 160,192	1,803,170 1,790,973 1,736,262
A. Steve Arizpe Chief Operating Officer, EVP of Client Services	2012 2011 2010	440,000 422,000 398,000	690,750 795,150 595,000	362,465 389,445 579,886	180,598 125,920 111,039	1,673,813 1,732,515 1,683,925
Jay E. Mincks EVP of Sales & Marketing	2012 2011 2010	418,000 393,000 363,000	690,750 795,150 595,000	322,626 360,810 494,769	163,378 89,867 99,556	1,594,754 1,638,827 1,552,325

1

The amounts in this column represent the aggregate grant date fair value of restricted stock granted in the year indicated. For additional information, refer to Note 10, “Incentive Plans,” in the Notes to Consolidated Financial Statements included in Insperity’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission on February 11, 2013. See the Grants of Plan-Based Awards Table on page 27 for information on awards made in 2012. These amounts do not correspond to the actual value that will be realized by the NEO.

[2]	Represents variable compensation earned and awarded by the Compensation Committee under the IAIP.
[3]

All other compensation in 2012 includes the following: Company-provided automobiles; country club memberships; 401(k) matching contributions; dividends on unvested restricted stock grants; premiums for executive disability insurance; costs associated with the Chairman’s Trip and other travel and associated federal income taxes. The federal income taxes associated with the Chairman’s Trip and other travel paid by the Company on behalf of the executives were as follows: Mr. Sarvadi - $50,616; Mr. Rawson - $17,864; Mr. Mincks - $16,564; Mr. Arizpe - $10,493; and Mr. Sharp - $6,195. The 401(k) matching contributions made by the Company during 2012 for the NEOs totaled $7,500 each. Dividends paid to Messrs. Sarvadi, Sharp, Rawson, Arizpe and Mincks on unvested restricted stock holdings totaled $130,366; $55,334; $86,597; $86,597 and $86,597, respectively. The incremental cost of Mr. Arizpe’s use of a Company-leased vehicle was $25,377. The incremental cost of Mr. Rawson’s club memberships was $124,683. The Company owns an aircraft that is used by its executives for business and, on occasion, personal travel. In addition, Mr. Sarvadi uses the Company’s aircraft to commute to his residences and certain other business related entertainment travel for which he is not required to reimburse the Company. The total incremental cost of such travel for Mr. Sarvadi, including lost income tax deductions, was $316,226. In the instances where the aircraft is used for personal travel, the executive is required to reimburse the Company for the associated incremental costs. The incremental cost for personal use of Company aircraft is calculated at an hourly rate that takes into account variable costs incurred as a result of the personal flight activity, including fuel, communications and travel expenses for the flight crew. It excludes non-variable costs, such as regularly scheduled inspections and maintenance that would have been incurred regardless of whether there was any personal use of the aircraft. During 2012, Messrs. Sarvadi, Rawson and Arizpe reimbursed the Company $211,196, $90,259 and $44,244, respectively, for personal travel costs.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides information about equity and non-equity awards granted to the NEOs in 2012.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards [1]			All Other Stock Awards: Number of Shares of Stock or Units (#) [2]	Grant Date Fair Value of Stock and Option Awards ($) [3]
		Threshold ($)	Target ($)	Maximum ($)
Paul J. Sarvadi	N/A 2/21/2012	486,900 —	973,800 —	1,850,220 —	— 35,200	— 1,080,640
Douglas S. Sharp	N/A 2/21/2012	141,600 —	283,200 —	368,160 —	— 12,000	— 368,400
Richard G. Rawson	N/A 2/21/2012	220,000 —	440,000 —	660,000 —	— 22,500	— 690,750
A. Steve Arizpe	N/A 2/21/2012	220,000 —	440,000 —	660,000 —	— 22,500	— 690,750
Jay E. Mincks	N/A 2/21/2012	209,000 —	418,000 —	627,000 —	— 22,500	— 690,750

[1]	These amounts represent the threshold, target and maximum amounts payable to each executive under the IAIP for 2012.
[2]	These amounts represent the number of shares of restricted stock granted to each executive under the 2001 Incentive Plan during 2012.
[3]

These amounts represent the full grant date fair value of restricted stock granted to each executive during 2012. For restricted stock, fair value is calculated using the closing price of Insperity’s Common Stock on the date of grant. For the relevant assumptions used to determine the valuation of our stock awards, refer to Note 10, “Incentive Plans,” in the Notes to Consolidated Financial Statements included in our 2012 Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission on February 11, 2013. The terms of the stock awards provide for three-year vesting and the payment of dividends on all unvested shares. Executives are required to pay the par value ($0.01) of each share at or near the date of grant.

OUTSTANDING EQUITY AWARDS TABLE FOR FISCAL YEAR 2012

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) [1]
Paul J. Sarvadi	— 34,091	— 17.17	— 4/01/2014	78,534 —	[2]	2,557,067 —
Douglas S. Sharp	— —	— —	— —	33,334 —	[3]	1,085,355 —
Richard G. Rawson	— —	— —	— —	52,1674 —		1,698,558 —
A. Steve Arizpe	— 36,700 17,500	— 11.79 17.17	— 10/01/2014 4/01/2014	52,167 — —	[7]	1,698,558 — —
Jay E. Mincks	— —	— —	— —	52,167 —	[7]	1,698,558 —

[1]	Based on the closing price of $32.56 of Insperity’s Common Stock on December 31, 2012.
[2]

Stock awards vest as follows – 15,334 on February 16, 2013; 14,000 on February 18, 2013; 11,733 on February 21, 2013; 14,000 on February 18, 2014; 11,733 on February 21, 2014 and 11,734 on February 21, 2015.

[3]

Stock awards vest as follows – 9,334 on February 16, 2013; 6,000 on February 18, 2013; 4,000 on February 21, 2013; 6,000 on February 18, 2014; 4,000 on February 21, 2014 and 4,000 on February 21, 2015.

[4]

Stock awards vest as follows – 11,667 on February 16, 2013; 9,000 on February 18, 2013; 7,500 on February 21, 2013; 9,000 on February 18, 2014; 7,500 on February 21, 2014 and 7,500 on February 21, 2015.

OPTION EXERCISES AND STOCK VESTED TABLE FOR FISCAL YEAR 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) [1]	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) [2]
Paul J. Sarvadi	—	—	38,667	1,191,716
Douglas S. Sharp	—	—	22,000	676,700
Richard G. Rawson	17,800	228,374	29,001	892,510
A. Steve Arizpe	39,998	715,451	29,001	892,510
Jay E. Mincks	11,801	118,015	29,001	892,510

[1]	Represents the difference between the market price of the Company’s Common Stock at the time of exercise and the exercise price of the options, multiplied by the number of options exercised.
[2]	Represents the value of the shares on the vesting date based on the last reported closing price of the Company’s Common Stock on the NYSE immediately preceding the vesting date.

SECURITIES RESERVED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS TABLE

The following table sets forth information about Insperity’s Common Stock that was available for issuance under all of the Company’s existing equity compensation plans as of December 31, 2012:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (# in thousands)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance (# in thousands)

Equity compensation plans approved by security holders[1]	143	19.63	3,126	[2]

Equity compensation plan not approved by security holders[3]	9	14.23	—

Total	152	19.30	3,126

[1]

The 2001 Incentive Plan, the 2012 Incentive Plan and the Insperity, Inc. 2008 Employee Stock Purchase Plan (the “ESPP”) have been approved by the Company’s stockholders. As more fully described on page 23, the ESPP is intended to qualify for favorable tax treatment under Section 423 of the Internal Revenue Code.

[2]

This includes 1,355,701 shares available under the ESPP and 1,770,329 shares available under the 2012 Incentive Plan. As of March 15, 2013, 1,355,701 shares and 1,508,387 shares were available for issuance under the ESPP and the Incentive Plans, respectively. The securities remaining available for issuance under the 2012 Incentive Plan may be issued in the form of stock options, performance awards, stock awards (including restricted stock), phantom stock awards, stock appreciation rights, and other stock-based awards.

[3]

The Insperity Nonqualified Stock Option Plan was not approved by stockholders. For a description of the material features of the Nonqualified Stock Option Plan, see Note 10, “Incentive Plans,” in the Notes to Consolidated Financial Statements included in the Company’s Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission on February 11, 2013. Although there are approximately 640,000 unissued shares in the Nonqualified Stock Option Plan, no new shares will be issued under the Nonqualified Stock Option Plan pursuant to stockholder approval of an amendment to the 2001 Incentive Plan during 2006.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have no employment agreements or severance policies in place for our executive officers. There are no unvested outstanding stock options and none have been granted to executive officers since 2005. In February 2013, the Company amended the terms of the 2012 Incentive Plan to provide that future awards granted to executive officers will include a “double trigger” requirement in the case of a “change in control” of the Company as defined under the Plan. The imposition of the double trigger means that awards for executive officers will no longer immediately vest following a change in control (see page 22 in the Compensation Discussion and Analysis Section). Restricted stock awards previously granted under the 2001 Incentive Plan immediately vest upon a change in control. Our Incentive Plans provide for immediate vesting of restricted stock upon termination due to disability or death, provided the holder has been in continuous employment since the award date. Unvested shares of restricted stock are forfeited upon termination for any reason other than disability or death. The number of shares and market value of the restricted stock that would automatically vest for each NEO upon a change in control or termination due to death or disability, based on the closing price of our Common Stock on December 31, 2012, is set forth in the Outstanding Equity Awards for Fiscal Year 2012 table on page 28, under the captions “Number of Shares or Units of Stock That Have Not Vested” and “Market Value of Shares or Units of Stock That Have Not Vested.”

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board. Non-employee directors of the Company were compensated for 2012 as shown in the table below and are also reimbursed for reasonable expenses incurred in serving as a director. All compensation, except for reimbursement of actual expenses, can be taken in cash or Common Stock, at the director’s option. Directors who are employees of the Company receive no additional compensation for serving on the Board.

	Board	Compensation Committee	Finance, Risk Management and Audit Committee	Nominating and Corporate Governance Committee

Annual Retainers	$40,000	$3,000	$5,000	None

Annual Committee Chair Fees	N/A	$8,000	$10,000	$3,000

Meeting Fees	$2,000 in person $1,000 telephonically	$1,500 in person [1] $750 telephonically	$1,500 in person [1] $750 telephonically	None

[1]	These fees are also paid to the Committee chairman for meetings attended with the Company’s management or auditors between regular meetings.

Each person who is initially appointed or elected as a director of the Company receives a grant of shares of restricted Common Stock on the date of election or appointment with an aggregate fair market value, determined based on the closing price of the Common Stock on the date prior to the date of grant, of $75,000, rounded up to the next higher whole share amount in the case of a fractional share amount, and such restricted Common Stock vests as to one-third of the shares on each anniversary of its grant date. If a director terminates his or her service as a member of the Board, his or her unvested portion of such restricted stock award, if any, shall terminate immediately on such termination date, unless such termination of service is due to death or disability, in which event the unvested portion of such restricted stock award shall become 100% vested on such termination date.

In addition, on the date of each annual meeting of stockholders, each non-employee director receives either a grant of unrestricted shares of Common Stock with an aggregate fair market value determined based on the closing price of the Common Stock on the date prior to the date of grant, of $75,000, or an immediately vested and exercisable option to purchase a number of shares of Common Stock that had an aggregate value, determined on the date prior to the date of grant, of $75,000, calculated using the valuation methodology most recently utilized by the Company for purposes of financial statement reporting. In 2012, all non-employee directors elected to receive unrestricted shares of Common Stock. The awards were rounded up to the next higher whole share amount in the case of a fractional share amount.

DIRECTORS’ COMPENSATION TABLE

The table below summarizes the compensation paid by the Company to non-employee directors during the fiscal year ended December 31, 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) [1]	Option Awards ($) [2]	All Other Compensation ($)[3]	Total ($)

Michael W. Brown	59,500	75,632	—	4,379	139,511

Jack M. Fields, Jr.	58,750	75,632	—	4,379	138,761

Eli Jones	66,750	75,632	—	4,379	146,761

Paul S. Lattanzio	62,250	75,632	—	4,379	142,261

Gregory E. Petsch	62,500	75,632	—	4,379	142,511

Austin P. Young	80,500	75,632	—	4,379	160,511

[1]

Represents the dollar amount recognized for financial statement reporting purposes with respect to 2012 for the fair value of stock awards made to directors during 2012, based on the closing price of Insperity’s Common Stock on the date of grant. In the case of annual director equity awards that do not contain vesting or other restrictions, Insperity recognizes the entire fair value for financial statement reporting purposes in the year that the grant is made.

[2]	Represents the fair value of option awards made to directors during 2012, in accordance with ASC Topic 718.
[3]	All Other Compensation represents dividends paid on stock awards granted in 2012.

REPORT OF THE FINANCE, RISK MANAGEMENT AND AUDIT COMMITTEE

The Finance, Risk Management and Audit Committee has been appointed by the Board of Directors to assist the Board in fulfilling its responsibility to oversee the financial affairs, risk management, accounting and financial reporting processes, and audits of the financial statements of the Company. We operate under a written charter adopted by the Board of Directors and reviewed annually by us. We have furnished the following report for 2012.

We have reviewed and discussed the Company’s consolidated audited financial statements as of and for the year ended December 31, 2012, with management and the independent auditor. We discussed with the independent auditor the matters required to be discussed by the standards adopted or referenced by the Public Company Accounting Oversight Board (“PCAOB”) and SEC, Communications with Audit Committees, as currently in effect.

We received from the independent auditor the written disclosures and letter required by the PCAOB regarding the independent auditor’s communications with us concerning independence, as currently in effect, and we discussed with the independent auditor its independence. We also considered the compatibility of the provision of non-audit services with the independent auditor’s independence.

Based on our reviews and discussions referred to above, we recommended that the Board of Directors include the audited consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

THE FINANCE, RISK MANAGEMENT AND AUDIT COMMITTEE

Austin P. Young, Chairman

Michael W. Brown

Paul S. Lattanzio

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires the Company’s directors and officers, and persons who own more than 10% of the Common Stock, to file initial reports of ownership and reports of changes in ownership (Forms 3, 4, and 5) of Common Stock with the SEC and the NYSE. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all such forms that they file.

Based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all Section 16(a) reports with respect to the year ended December 31, 2012, applicable to its officers, directors and greater than 10% beneficial owners, were timely filed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Finance, Risk Management and Audit Committee has adopted a statement of policy and procedures with respect to related party transactions covering the review, approval or ratification of transactions involving the Company and “Related Parties” (generally, directors and executive officers and their immediate family members and 5% stockholders). The policy currently covers transactions in which the Company and any Related Party are participants and in which the Related Party has a material interest, other than transactions involving an amount equal to or less than $50,000 (individually or when aggregated with all similar transactions) and not involving non-employee directors. The policy generally requires that such transactions be approved by the Finance, Risk Management and Audit Committee in advance of the consummation or material amendment of the transaction. Under the policy, prior to entering into a related party transaction, full disclosure of all of the facts and circumstances relating to the transaction must be made to the Finance, Risk Management and Audit Committee, which will approve such transaction only if it is in, or is not inconsistent with, the best interests of the Company and its stockholders. In the event a transaction is not identified as a related party transaction in advance, it will be submitted promptly to the Finance, Risk Management and Audit Committee or the chairman thereof, and such committee or chairman, as the case may be, will evaluate the transaction and evaluate all options, including but not limited to ratification, amendment or termination of the transaction.

A significant component of our marketing strategy is the title sponsorship of the Insperity Championship® golf tournament, a Champions PGA tour event held annually in The Woodlands, Texas, a suburb of Houston. Consistent with other PGA golf tournaments, the Insperity Championship golf tournament benefits and is managed by a non-profit organization, Greater Houston Golf Charities (“GHGC”). In connection with the Company’s sponsorship, Mr. Jay E. Mincks, Executive Vice President of Sales and Marketing, serves as chairman of GHGC, a non-compensatory position. During 2012, the Company paid GHGC $3.2 million in sponsorship and tournament related expenses, as well as an additional $0.9 million in other event sponsorships and charitable contributions.

We provide PEO-related services to certain entities that are owned by, or have board members that are, Related Parties. These Related Parties include Mr. Paul J. Sarvadi, Mr. Richard G. Rawson and Mr. Jack M. Fields, Jr. or members of their families. The PEO service fees paid by such entities are within the pricing range of other unrelated clients of ours. During 2012, such client companies paid the Company the following service fees, which are presented net of the associated payroll costs:

Related Party	Net Service Fees / (Payroll Costs)

Mr. Sarvadi (3 client companies)	$190,885 / ($461,455)
Mr. Rawson (4 client companies)	$434,554 / ($1,574,149)
Mr. Fields (1 client company)	$168,320 / ($544,851)

We made charitable contributions to non-profit organizations for which certain Related Parties serve as members of their Board of Directors. These Related Parties include: Messrs. Sarvadi, Rawson and Mincks. During 2012, certain corporate employees were family members of certain Related Parties, including Messrs. Sarvadi, Rawson, and Arizpe. Total salaries, commissions and incentive compensation paid during 2012 to family members of Messrs. Sarvadi, Rawson, and Arizpe were $245,930 (four corporate employees), $168,553 (two corporate employees), and $253,556 (four corporate employees), respectively.

PROPOSAL NUMBER 2:

Advisory Vote on Executive Compensation

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related rules under Section 14A of the Exchange Act, we are providing stockholders with an opportunity to make a non-binding recommendation on the compensation of our NEOs. At the 2011 Annual Meeting, stockholders recommended that we hold an annual advisory vote on executive compensation and in light of this result, the Board plans to hold a non-binding vote on NEO compensation annually.

This proposal, commonly referred to as “say-on-pay”, provides stockholders an opportunity to provide an overall assessment of the compensation of our NEOs rather than focus on any specific item of compensation. The advisory vote is a non-binding vote on the compensation of the NEOs, as described in the “Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this proxy statement. Although the results of the voting on this proposal are not binding on the Board of Directors, the Board and Compensation Committee value stockholders’ opinions and will take the results into account when making a determination concerning the compensation of our NEOs. At the 2012 Annual Meeting, a substantial majority of the votes, over 81%, were cast in favor of our NEO compensation.

As set forth in the “Compensation Discussion and Analysis” section of this proxy statement, our Compensation Committee structured the compensation of the NEOs to emphasize the Company’s pay-for-performance philosophy. Our compensation program is designed to attract and retain key executives responsible for our success and to provide motivation for both achieving short-term business goals and enhancing long-term stockholder value. Please read the “Compensation Discussion and Analysis” section beginning on page 13 for additional details.

The Compensation Committee regularly reviews best practices in corporate governance and executive compensation. In observance of those best practices, the following changes have been implemented for 2013:

•	Eliminated automatic acceleration of new equity awards for executive officers in the event of a change in control of the Company by requiring a qualifying termination of employment for vesting;

•	Adopted a policy prohibiting employees and directors from hedging the Company’s Common Stock; and

•	Adopted a policy to prohibit significant pledging of the Company’s Common Stock by employees and directors.

The Company also continues to observe the following best practices:

•	Maintains a pay-for-performance philosophy;

•	Does not maintain employment agreements with the NEOs;

•	Does not provide any supplemental executive pension benefits;

•	Maintains stock ownership guidelines for the CEO;

•	Does not provide excess parachute payments in the event of a change in control;

•	Does not provide any tax gross-ups in the event of a change in control;

•	Does not provide any tax gross-ups on perquisites to executive officers, except for limited business related travel; and

•	Does not provide post-retiree medical coverage.

Stockholders are being asked to vote on the following resolution:

“RESOLVED, that the compensation paid to Insperity’s named executive officers, as disclosed pursuant to Item 402 of Regulation S–K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

The Board recommends that stockholders indicate their support by selecting “For” when voting on our executive compensation program. While the results of the advisory vote are non-binding, the Board and Compensation Committee will consider the outcome of the vote when evaluating whether any actions are necessary when considering future executive compensation decisions.

The Board unanimously recommends that you select “For” the adoption of the resolution approving the compensation of the Company’s NEOs. Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

PROPOSAL NUMBER 3:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Finance, Risk Management and Audit Committee has appointed the firm of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013, subject to ratification by the Company’s stockholders. Ernst & Young has served as the Company’s independent registered public accounting firm since 1991. Representatives of Ernst & Young are expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the meeting.

Fees of Ernst & Young LLP

Ernst & Young’s fees for professional services totaled $943,900 in 2012 and $916,400 in 2011. During 2012 and 2011, Ernst & Young’s fees for professional services included the following:

•

Audit Fees — fees for audit services, which relate to the consolidated audit, internal control audit in compliance with Sarbanes-Oxley Section 404, quarterly reviews, subsidiary audits and related matters were $740,500 in 2012 and $718,000 in 2011.

•

Audit-Related Fees — fees for audit-related services, which consisted primarily of the SOC 1 Report, the retirement plan audits, and quarterly agreed-upon procedures were $201,000 in 2012 and $196,000 in 2011.

•	Tax Fees — there were no fees for tax services in 2012 or in 2011.

•	All Other Fees — there were fees of $2,400 in both 2012 and 2011, which were annual subscription fees for Insperity’s use of Ernst and Young’s online research databases and other research tools.

The Finance, Risk Management and Audit Committee reviewed the non-audit services provided to the Company and considered whether Ernst & Young’s provision of such services was compatible with maintaining its independence.

Finance, Risk Management and Audit Committee Pre-Approval Policy for Audit and Non-Audit Services

The Finance, Risk Management and Audit Committee has established a policy that requires pre-approval of the audit and non-audit services performed by the independent auditor. Unless a service proposed to be provided by the independent auditors has been pre-approved by the Finance, Risk Management and Audit Committee under its pre-approval policies and procedures, it will require specific pre-approval of the engagement terms by the Finance, Risk Management and Audit Committee. Under the policy, pre-approved service categories are generally provided for up to 12 months and must be detailed as to the particular services provided and sufficiently specific and objective so that no judgments by management are required to determine whether a specific service falls within the scope of what has been pre-approved. In connection with any pre-approval of services, the independent auditor is required to provide detailed back-up documentation concerning the specific services to be provided.

The Finance, Risk Management and Audit Committee may delegate pre-approval authority to one or more of its members, including a subcommittee of the Finance, Risk Management and Audit Committee. The member or members to whom such authority is delegated shall report any pre-approval actions taken by them to the Finance, Risk Management and Audit Committee at its next scheduled meeting. The Finance, Risk Management and Audit Committee does not delegate to management any of its responsibilities to pre-approve services performed by the independent auditor.

None of the services related to the Audit-Related Fees or Other Fees described above was approved by the Finance, Risk Management and Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

Required Affirmative Vote

If the votes cast in person or by proxy at the 2013 Annual Meeting of Stockholders in favor of this proposal exceed the votes cast opposing the proposal, the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013, will be ratified. If the appointment of Ernst & Young is not ratified, the Finance, Risk Management and Audit Committee will reconsider the appointment.

The Board and the Finance, Risk Management and Audit Committee recommend that stockholders vote “For” the ratification of appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

PROPOSAL NUMBER 4:

CALSTRS’ STOCKHOLDER PROPOSAL REGARDING MAJORITY VOTING IN DIRECTOR ELECTIONS

The Company has been advised that the California State Teachers’ Retirement System, 100 Waterfront Place, MS-04, West Sacramento, California 95605-2807 (“CalSTRS”), a beneficial owner of shares of the Company’s Common Stock having a market value in excess of $2,000, intends to submit the proposal set forth below at the Annual Meeting. Following SEC rules, we have reprinted the proposal and its supporting statement as it was submitted by CalSTRS. The Company is not responsible for the contents of the proposal and recommends that you vote AGAINST the stockholder proposal for the reasons set forth below in Statement of the Board of Directors in Opposition to Stockholder Proposal.

BE IT RESOLVED:

That the shareholders of Insperity, Inc. hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation and/or bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement:

In order to provide shareholders a meaningful role in director elections, the Company’s current director election standard should be changed from a plurality vote standard to a majority vote standard. The majority vote standard is the most appropriate voting standard for director elections where only board nominated candidates are on the ballot, and it will establish a challenging vote standard for board nominees to improve the performance of individual directors and entire boards. Under the Company’s current voting system, a nominee for the board can be elected with as little as a single affirmative vote, because “withheld” votes have no legal effect. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be re-elected and continue to serve as a representative for the shareholders.

In response to strong shareholder support a substantial number of the nation’s leading companies have adopted a majority vote standard in company bylaws or articles of incorporation. In fact, more than 80% of the companies in the S&P 500 have adopted majority voting for uncontested elections. We believe the Company needs to join the growing list of companies that have already adopted this standard.

CalSTRS is a long-term shareholder of the Company and we believe that accountability is of upmost importance. We believe the plurality vote standard currently in place at the Company completely disenfranchises shareholders and makes the shareholder’s role in director elections meaningless. Majority voting in director elections will empower shareholders with the ability to remove poorly performing directors and increase the directors’ accountability to the owners of the Company, its shareholders. In addition, those directors who receive the majority support from shareholders will know they have the backing of the very shareholders they represent. We therefore ask you to join us in requesting that the Board of Directors promptly adopt the majority vote standard for director elections.

Please vote FOR this proposal.

Statement of the Board of Directors in Opposition to Stockholder Proposal

The Board is committed to sound corporate governance policies and practices. The Board carefully considered CalSTRS’ proposal and believes that the stockholder proposal would not enhance stockholder value or be in the best interest of the Company and its stockholders at this time. For the reasons set forth below, the Board believes that the Company’s current plurality voting standard continues to be the best standard for electing directors. The Board therefore recommends that the stockholders vote AGAINST the proposal.

The Current Process Elects Highly Qualified Directors

The Company’s stockholders currently elect directors by the plurality voting system, under which the director nominees receiving the highest number of votes are elected. This system of voting is the accepted standard for the election of directors at many public companies in the United States and is the default system under Delaware law, which is where the Company is incorporated. CalSTRS’ reference to the voting system that many “large cap” companies in S&P 500® have adopted is the wrong standard by which to judge our corporate governance. The Company is part of the Russell 2000®, which consists of companies much more comparable in size to the Company. Approximately two-thirds of the companies in the Russell 2000® maintain plurality voting.

Adoption of a strict majority voting standard is especially unwarranted and unnecessary in our case because we have a strong corporate governance process designed to identify and propose highly qualified director nominees who will best serve the interests of Insperity and its stockholders. The Board of Directors maintains a Nominating and Corporate Governance Committee that consists entirely of independent directors, and all of the members of the Board of Directors, other than our chairman of the board and CEO and our president, are independent. The Nominating and Corporate Governance Committee applies a set of criteria in identifying director nominees and has established procedures to consider and evaluate persons recommended by stockholders. As a result of these practices, our stockholders have consistently elected highly qualified directors with a diverse set of experiences, qualifications, attributes and skills, most of whom have been independent. Because our stockholders have a history of electing highly-qualified and independent directors using our current voting system, a change in the director election process is not necessary to improve our corporate governance.

Further, we could not disagree more with CalSTRS’ contention in the stockholder proposal that the plurality voting standard completely disenfranchises stockholders. The Company’s stockholders overwhelming supported the directors who were up for election in 2012, where the lowest approval rating was over 93%, well in excess of a majority of approval votes. We do not believe that a plurality voting standard prevents our stockholders from registering dissatisfaction with the Board of Directors or is in any way inconsistent with the accountability of our directors to our stockholders. Our stockholders have the ability to nominate an alternative Board candidate or candidates for stockholder consideration, and our Bylaws further permit stockholders to remove directors for cause by a majority of the shares entitled to vote. Moreover, a plurality voting standard does not, as the stockholder proposal implies, render “withhold” votes meaningless. Because we are required to report voting results of director elections in a publicly filed report on Form 8-K, there is significant visibility as to any director who receives a large number of “withhold” votes, providing stockholders with a viable means to publicly communicate any dissatisfaction with individual Board members or the Board as a whole to other stockholders. “Withhold” votes also have the potential to influence our Nominating and Corporate Governance Committee, which considers the voting results from each annual meeting.

Given the existing safeguards, our Board feels that a different voting standard is unnecessary and would not enhance corporate governance or result in a more effective Board. Additionally, we continue to proactively enhance our corporate governance and compensation policies, including taking the following actions:

•	Created the position of lead independent director;

•	Implemented stock ownership guidelines for the CEO and non-employee directors;

•	Eliminated the tax gross-up on personal air travel for the CEO;

•	Implemented a “double trigger” requirement for early vesting of NEO stock awards on a change in control;

•	Enacted a policy to prohibit hedging in the Company’s Common Stock by employees and directors; and

•	Adopted a policy prohibiting employees and directors from significant pledging of the Company’s Common Stock.

As the Company has voluntarily made these changes, we have received the strong support of our stockholders. For proxies cast in 2011 and 2012, the stockholders’ advisory votes on the compensation of our NEOs (commonly referred to as the “say-on-pay vote”) were in excess of 78% and 81%, respectively. These voluntary changes are reflective of our strong corporate governance practices and evidence that a change in our current voting system is not necessary for the directors to hold themselves accountable to the stockholders.

The Stockholder Proposal May Adversely Impact Us

The majority voting standard suggested by CalSTRS creates the potential for “failed elections” in an uncontested election where a nominee does not receive a majority of the votes cast. A failed election would either result in the existing director continuing to serve as a holdover director or create a vacancy for the Board of Directors to fill. It is possible that the Board of Directors could be faced with a potentially large number of vacancies at one time that could adversely affect the Company’s ability to comply with applicable NYSE or federal securities law requirements regarding qualified Audit and Compensation Committees, the number of independent directors and financial experts. Similarly, the majority voting standard could leave the Board with an insufficient number of directors to conduct business or perform its duties. We do not believe such a result furthers stockholder democracy. By contrast, the plurality voting standard promotes stability in our governance processes by ensuring that a full slate of directors is elected at each annual meeting of stockholders and that we can remain in compliance with the applicable NYSE listing standards and federal securities laws. A further complication is the broker non-vote rule, which prohibits a broker from voting shares in a director election when the stockholder has provided no direction to the broker, thus effectively reducing the total number of shares voted for directors.

The proposal also would serve to unnecessarily increase proxy solicitation costs. Implementation of majority voting provisions could empower special interest groups to promote “vote no” campaigns that are contrary to the best interests of all stockholders, forcing us to resort to expensive strategies to obtain the required vote. The end result would be increased spending for routine uncontested elections to the detriment of the majority of our stockholders.

The Stockholder Proposal Creates Uncertainty

The legal community, stockholder advocates, governance experts, public companies and other groups continue to evaluate the consequences of majority voting. Plurality voting has long been the accepted standard, and the rules governing plurality voting are well established and widely understood. A majority voting standard involves potential issues for which there is little precedent. Any change in voting standards should not be undertaken without a complete understanding of the full ramifications of its adoption.

We have been proactive in monitoring, and we will continue to monitor, the ongoing debate and developments on this topic. For example, Congress decided not to mandate majority voting as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act. We do not believe that our interests, or our stockholders’ interests, would be best served by adopting majority voting at this time and abandoning a director election process that has served us well to date. If the need arises in the future with respect to either a particular vote or a series of votes in which one or more directors receives a particularly low percentage of votes cast, the Board of Directors will, of course, consider all available facts and take action that is most appropriate given these facts.

Required Affirmative Vote

Approval of this stockholder proposal requires the affirmative vote of a majority of the shares of our Common Stock present at the annual meeting in person or by proxy and entitled to vote. If stockholders return a validly executed proxy, the shares represented by the proxy will be voted on this proposal in the manner specified by the stockholder. If stockholders do not specify the manner in which their shares represented by a validly executed proxy are to be voted on this proposal, such shares shall be counted as abstentions. Under Delaware law, abstentions will have the same effect as a vote against the proposal.

The Board unanimously recommends a vote “Against” the majority voting stockholder proposal.

ADDITIONAL INFORMATION

Delivery of Proxy Statement

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies. This year, a number of brokers and our transfer agent with account holders who are Insperity stockholders will be householding the Company’s proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholder. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker and direct your written request to Insperity, Inc., Attention: Ruth Saler, Investor Relations Administrator, 19001 Crescent Springs Drive, Kingwood, Texas 77339, or contact Ruth Saler at 1-800-237-3170. The Company will promptly deliver a separate copy to you upon request.

Stockholder Proposals for 2013 Annual Meeting

In order for director nominations and stockholder proposals to have been properly submitted for presentation at the 2013 Annual Meeting of Stockholders, notice must have been received by the Company between the dates of January 15, 2013, and February 14, 2013. The Company received one such notice and such proposal will be presented at the Annual Meeting of Stockholders.

Stockholder Proposals for 2014 Proxy Statement

Any proposal of a stockholder intended to be considered for inclusion in the Company’s proxy statement for the 2014 Annual Meeting of Stockholders must be received at the Company’s principal executive offices no later than the close of business on December 7, 2013.

Advance Notice Required for Stockholder Nominations and Proposals

The Bylaws of the Company require timely advance written notice of stockholder nominations of director candidates and of any other proposals to be presented at an annual meeting of stockholders. Notice will be considered timely for the Annual Meeting of Stockholders to be held in 2014 if it is received not later than the close of business on February 13, 2014, and not earlier than the close of business on January 14, 2014. In addition, the Bylaws require that such written notice set forth: (a) for each person whom the stockholder proposes to nominate for election, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or as otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including, without limitation, such person’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected; and (b) as to such stockholder: (i) the name and address, as they appear on the Company’s books, of such stockholder; (ii) the class and number of shares of the Company’s capital stock that are beneficially owned by such stockholder; and (iii) a description of all agreements, arrangements or understandings between such stockholder and each such person that such stockholder proposes to nominate as a director and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder.

In the case of other proposals by stockholders at an annual meeting, the Bylaws require that such written notice set forth as to each matter such stockholder proposes to bring before the annual meeting: (a) a brief description of the business desired to be brought before the annual meeting; (b) the reasons for conducting such business at the annual meeting; (c) the name and address, as they appear on the Company’s books, of such stockholder; (d) the class and number of shares of the Company’s stock that is beneficially owned by such stockholder; and (e) any material interest of such stockholder in such business.

FINANCIAL INFORMATION

A copy of the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2012, as filed with the SEC, including any financial statements and schedules and exhibits thereto, may be obtained without charge by written request to Ruth Saler, Investor Relations Administrator, Insperity, Inc., 19001 Crescent Springs Drive, Kingwood, Texas 77339-3802.

By Order of the Board of Directors

/s/ Daniel D. Herink

Daniel D. Herink

Senior Vice President of Legal,

General Counsel and Secretary

April 6, 2013

Kingwood, Texas

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the votingmethods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

11 :59 PM, Eastern Time, on May 13, 2013.

Vote by Internet

• Go to www.investorvote.com/NSP

• Or scan the QR code with your smartphone

• Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories &

Canada on a touch tone telephone

• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in

X

this example. Please do not write outside the designated areas.

Annual Meeting Proxy Cardq IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q

A Proposals — The Board of Directors recommends a vote FOR all Nominees and FOR Proposals 2 and 3.

1. Election of Directors:

For Withhold

For Withhold

For Withhold

+

01—Jack M. Fields, Jr.

02 -

Paul S. Lattanzio

03—Richard G. Rawson

For Against Abstain

For

Against Abstain

2. Advisory vote to approve the Company’s executive

3. Ratification of the appointment of Ernst & Young LLP as the compensation (“say on pay”)

Company’s independent registered public accounting firm for

the year ending December 31, 2013

The Board of Directors recommends a vote AGAINST the following proposal:

For Against Abstain

4. Stockholder proposal regarding majority voting in

Director Elections

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1UP X

+

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Insperity, Inc.

This Proxy is Solicited on Behalf of the Board of Directors For the Annual Meeting of Stockholders To be Held on May 14, 2013

The undersigned hereby appoints Paul J. Sarvadi and Daniel D. Herink, or either of them, as the lawful agents and proxies of the undersigned (with all the powers the undersigned would possess if personally present, including full power of substitution), and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Insperity, Inc. held of record by the undersigned on March 15, 2013 at the Annual Meeting of Stockholders of Insperity, Inc., to be held at the Company’s Corporate Headquarters, Centre I in the Auditorium, located at 22900 Hwy. 59 N. (Eastex Freeway), Kingwood, Texas on May 14, 2013 at 3:00 p.m., Central Daylight Saving Time, or any reconvened meeting after an adjournment thereof.

It is understood that when properly executed, the proxy will be voted in the manner directed herein by the undersigned Stockholder.

Where no choice is specified by the stockholder, the proxy will be voted “for” the election of directors, “for” proposals 2 and 3 and “against” proposal 4, and in the discretion of the persons named herein on all other matters that may properly come before the annual meeting.

To vote in accordance with the Board of Directors’ recommendations, just sign and date; no boxes need to be checked.

(Continued and to be marked, dated and signed, on the other side.)